PURCHASE AND SALE AGREEMENT

                          Dated as of November 23, 1998

                                      AMONG

                             JOHNSON CONTROLS, INC.

                                       AND

                                ITS SUBSIDIARIES

                                    AS SELLER

                                       AND

                             C&D TECHNOLOGIES, INC.

                                       AND

                              C&D ACQUISITION CORP.


                                  AS PURCHASER

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                                TABLE OF CONTENTS

                                                                       Page

ARTICLE I
  Purchase and Sale.......................................................1
  1.1   Purchased Assets..................................................1
  1.2   Excluded Assets...................................................3
  1.3   Parent to Cause Purchaser to Perform Obligations..................4

ARTICLE II
  Liabilities.............................................................4
  2.1   Assumption of Liabilities.........................................4
  2.2   Retained Liabilities..............................................5

ARTICLE III
  Purchase Price..........................................................6
  3.1   Purchase Price....................................................6
  3.2   Payment at Closing................................................6

ARTICLE IV
  Determination and Allocation of Adjusted
  Purchase Price..........................................................6
  4.1   Closing Statement of Net Assets...................................6
  4.2   Review of Closing Statement of Net Assets.........................7
  4.3   Cooperation.......................................................7
  4.4   Settlement of Adjusted Purchase Price.............................7
  4.5   Net Asset Value...................................................8
  4.6   Allocation of Purchase Price......................................8

ARTICLE V
  Closing Matters.........................................................8
  5.1   The Closing.......................................................8

ARTICLE VI
  Transfer After the Closing.............................................10
  6.1   Further Instruments and Actions..................................10
  6.2   Purchased Assets Requiring Consents..............................10

ARTICLE VII
  Actions Prior to Closing...............................................10
  7.1   Access...........................................................10
  7.2   Obtaining of Consents............................................11
  7.3   Actions of Seller and Conduct of Business........................12
  7.4   Actions of Purchaser.............................................13
  7.5   Public Announcements.............................................13

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  7.6   No Negotiations..................................................13

ARTICLE VIII
  Representations and Warranties of Seller...............................13
  8.1   Organization and Authority.......................................13
  8.2   Purchased Subsidiaries...........................................13
  8.3   Corporate Action; No Conflict....................................14
  8.4   Financial Statements and Related Matters.........................15
  8.5   Real Property....................................................15
  8.6   Tangible Assets Other Than Owned Real Property...................16
  8.7   Contracts, Customers and Suppliers...............................16
  8.8   Litigation.......................................................17
  8.9   Compliance with Law..............................................17
  8.10  Employee Benefit Plans...........................................18
  8.11  Purchased Rights.................................................18
  8.12  Absence of Certain Changes or Events.............................19
  8.13  Environmental Matters............................................20
  8.14  Accounts Receivable; Inventory; Product Warranty.................21
  8.15  Tax Matters......................................................21
  8.16  Labor Matters....................................................22
  8.17  Questionable Payments............................................22
  8.18  Disclosure.......................................................23

ARTICLE IX
  Representations and Warranties of Purchaser............................23
  9.1   Organization and Authority.......................................23
  9.2   Corporate Action; No Conflict....................................23

ARTICLE X
  Conditions to Obligations of Purchaser.................................24
  10.1  Performance of Covenants.........................................24
  10.2  Representations and Warranties...................................24
  10.3  Opinion of Counsel...............................................24
  10.4  Government Filings; Consents and Approvals.......................24
  10.5  No Proceedings...................................................25
  10.6  Authorization....................................................25
  10.7  Secretary's Certificate..........................................25
  10.8  Resignation......................................................25
  10.9  Relocation of R&D Laboratory.....................................25
  10.10 Accounts Receivable Aging........................................25
  10.11 Title Insurance..................................................25
  10.12 Taxes for Johnson Controls Battery (U.K.) Ltd....................25
  10.13 Financing........................................................25
  10.14 Supply Arrangements..............................................25
  10.15 Other Agreements.................................................26
  10.16 China............................................................26

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ARTICLE XI
  Conditions to Obligations of Seller....................................26
  11.1  Performance of Covenants.........................................26
  11.2  Representations and Warranties...................................26
  11.3  Notice of Breach.................................................26
  11.4  Government Filings...............................................26
  11.5  Authorization....................................................26

ARTICLE XII
  Employee Matters.......................................................27
  12.1  Scope of Section.................................................27
  12.2  Employment Status................................................27
  12.3  Pension Plans....................................................27
  12.4  Defined Contribution Plans.......................................28
  12.5  Tax-Free Spending Plans..........................................28
  12.6  Union Contracts..................................................28
  12.7  Welfare Benefit Plans - Interim Services.........................29
  12.8  Purchaser's Welfare Benefit Plans................................29
  12.9  Employment Agreements............................................29

ARTICLE XIII
  Obligations After Closing..............................................30
  13.1  Access...........................................................30
  13.2  Allocation of Taxes..............................................30
  13.3  Transition Services..............................................30
  13.4  Post-Closing Payments............................................30
  13.5  Further Assurances...............................................31
  13.6  Orifice Pasting Machines.........................................31

ARTICLE XIV
  Notices................................................................31

ARTICLE XV
  Further Covenants......................................................32
  15.1  Cooperation by Purchaser.........................................32
  15.2  Cooperation by Seller............................................32
  15.3  Cooperation on Tax, Accounting and Other Matters.................32
  15.4  Confidentiality..................................................33
  15.5  Covenant Not to Compete..........................................34
  15.6  Non-Solicitation of Employees....................................35
  15.7  Non-Solicitation or Interference with Customers and Suppliers....35
  15.8  Product Replacement and Repairs..................................35
  15.9  Certain Accounts Receivable......................................35

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ARTICLE XVI
  Survival of Representations and Warranties
  and Indemnification....................................................36
  16.1  Survival.........................................................36
  16.2  Indemnification by Seller........................................36
  16.3  Indemnification by Purchaser.....................................37
  16.4  Indemnification Procedure........................................37

ARTICLE XVII
  Miscellaneous..........................................................38
  17.1  Broker Compensation..............................................38
  17.2  Bulk Sales Act...................................................38
  17.3  Expenses.........................................................39
  17.4  Binding Agreement................................................39
  17.5  Entire Agreement.................................................39
  17.6  Governing Law....................................................39
  17.7  No Rights of Third Parties.......................................39
  17.8  Counterparts.....................................................39
  17.9  Headings; Table of Contents......................................39
  17.10 Termination......................................................40
  17.11 Dispute Resolution...............................................41
  17.12 Representation by Counsel; Interpretation........................41
  17.13 Knowledge of Seller..............................................41
  17.14 Dollar Amounts...................................................41
  17.15 Passage of Title and Risk of Loss................................42

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                                   DEFINITIONS

The following terms which appear in this Agreement are defined in the following
Sections:

Term                                              Section or Other Location

Active Employees.......................................................12.2
Affiliate............................................................1.1(b)
Agreement..........................................................Preamble
Assigned Contracts..............................................1.1(a)(vii)
Assumed Liabilities.....................................................2.1
Audit Changes...........................................................4.1
Benefit Plans.......................................................8.10(a)
Business...........................................................Preamble
Claim................................................................1.1(b)
Closing..............................................................5.1(a)
Closing Date.........................................................5.1(a)
Closing Payment.........................................................3.2
Closing Statement of Net Assets.........................................4.1
Code................................................................8.10(a)
Competing Business..................................................15.5(b)
Confidentiality Agreement...........................................15.4(a)
Conveyance Instruments...............................................5.1(d)
Disputable Items........................................................4.2
Employees..............................................................12.1
Encumbrances.........................................................1.1(b)
Enviromental Assessments.............................................7.1(a)
Environmental Expenses...............................................7.1(a)
Envirommental Liabilities...........................................8.13(b)
Environmental Requirements..........................................8.13(b)
Environmental Work...................................................7.1(a)
ERISA...............................................................8.10(a)
ERISA Affiliate.....................................................8.10(a)
Excluded Assets.........................................................1.2
Financial Statements....................................................8.4
Firm....................................................................4.2
Foreign Plans.......................................................8.10(f)
Foreign Participants................................................8.10(f)
Hazardous Substances................................................8.13(b)
HSR Act..............................................................5.1(b)
Indemnification Deductible..........................................16.2(c)
Indemnitee..........................................................16.4(a)
Indemnitor..........................................................16.4(a)
Interim Period.........................................................12.9
Leased Real Property.............................................1.1(a)(ii)
Leases...........................................................1.1(a)(ii)

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Term                                              Section or Other Location

Losses..............................................................16.2(a)
Material Adverse Effect.................................................8.2
Notice of Breach.....................................................7.1(b)
Notice of Claim.....................................................16.4(a)
Owned Real Property...............................................1.1(a)(i)
Parent.............................................................Preamble
Participant.........................................................12.6(b)
Permits..............................................................8.9(b)
Permitted Liens...................................................5.1(d)(i)
Permitted Owned Real Property Exceptions.............................8.5(a)
Prime Rate..............................................................4.4
Products.............................................................2.1(f)
Purchase Price..........................................................3.1
Purchased Assets.....................................................1.1(b)
Purchased Inventories............................................1.1(a)(iv)
Purchased Receivables.............................................1.1(a)(v)
Purchased Rights.................................................1.1(a)(ix)
Purchased Subsidiaries..................................................8.2
Purchaser..........................................................Preamble
Purchaser Information...............................................15.4(c)
Purchaser 401(k) Plan...............................................12.6(b)
Real Property....................................................1.1(a)(ii)
Reference Statement of Net Assets.......................................8.4
Related Documents.......................................................8.1
Representatives....................................................17.11(a)
Retained Employees.....................................................12.2
Retained Liabilities....................................................2.2
Returns.............................................................8.15(a)
Seller.............................................................Preamble
Seller Information..................................................15.4(b)
SJBC...............................................................Preamble
Taxes...............................................................8.15(c)
Transferred Employees..................................................12.2
U.S. Hourly Pension Plan...............................................12.5
U.S. Salaried Pension Plan.............................................12.5
Walkaway Amount........................................................10.2
Warranty Claims........................................................15.8
Welfare Benefits.......................................................12.9

                           PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT, dated as of November 23, 1998 ("Agreement"), by and between JOHNSON CONTROLS, INC., a Wisconsin corporation, having a principal place of business at 5757 North Green Bay Avenue, Milwaukee, WI 53209, together with certain of its subsidiaries, as set forth on Schedule 1.1, being hereinafter collectively referred to as "Seller"), and C&D TECHNOLOGIES, INC., a Delaware corporation, having a principal place of business at 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422 ("Parent"), and C&D ACQUISITION CORP., a Delaware corporation, having a principal place of business at 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422 ("Purchaser").

     WHEREAS, Seller is engaged in the line of business (the "Business") comprised of the manufacture and sale of industrial batteries including the Specialty Battery Division ("SBD") of Seller, the shares of Johnson Controls Battery (UK) Limited and sixty-seven percent (67%) of the shares of Shanghai Johnson Battery Company, Ltd. ("SJBC"); and

     WHEREAS, Seller desires to sell or to cause to be sold to Purchaser and Purchaser desires to purchase from Seller, subject to the assumption by Purchaser of certain liabilities of Seller relating to the Business, on the terms and conditions hereinafter set forth, substantially all of the assets and properties primarily used in the Business as a going concern.

     In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     1.1  PURCHASED ASSETS:

          (a) On the terms and subject to the conditions set forth in this Agreement, Seller, together with certain wholly-owned subsidiaries (as disclosed on Schedule 1.1), hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, or cause to be sold, transferred, conveyed, assigned and delivered to Purchaser, and Purchaser agrees to purchase from Seller together with certain wholly-owned subsidiaries, free and clear (except as described in Section 8.5(a) below) of all Encumbrances, as hereinafter defined, all right, title and interest in, to, and under the assets and properties of every nature, kind and description, whether real, personal or mixed, tangible or intangible, used in, held for use primarily in, or pertaining primarily to, the Business, as hereinafter defined (other than Excluded Assets, as hereinafter defined), wherever located, as the same shall exist immediately prior to the Closing, as hereinafter defined, including, without limitation, the following assets of the
Business:

         (i) the real property listed on Schedule 8.5(a), together with all appurtenances thereto and all buildings and other structures, fixtures and improvements located thereon (collectively, the "Owned Real Property");

         (ii) subject to Section 5.1(e) below, the real property leases listed on Schedule 8.5(b) (collectively, the "Leases"), together with all of Seller's interest in all of the structures, fixtures and improvements located on the real property covered by such Leases (collectively, the "Leased Real Property"; and, together with the Owned Real Property, the "Real Property");

         (iii) all machinery and equipment, including, without limitation, all manufacturing, production, maintenance, packaging, testing and other machinery, tooling (including dies and molds) and equipment, vehicles spare or replacement parts, computer equipment, furniture, fixtures, plant and office equipment, supplies and other tangible personal property, as well as laboratory equipment located at the Battery Technology Center and used in the Business as described in Schedule 1.1(a)(iii), and including, without limitation, all tangible personal property of Seller or its Affiliates located on the Real Property on the date hereof;

         (iv) all inventories, including, without limitation, raw materials, work-in-process, finished goods, component parts, returned goods, stores and supplies, packaging, shipping containers and other materials (collectively, the "Purchased Inventories");

         (v) all accounts and notes receivable (collectively, the "Purchased Receivables");

         (vi) all prepaid expenses relating to the Assumed Liabilities, as hereinafter defined, including prepaid Taxes as hereinafter defined, advances, credits and security, utility and other deposits but excluding prepaid insurance and any prepaid item the substantial benefit of which will not be usable by the Purchaser after the Closing;

         (vii) subject to Section 5.1(e) below, all rights in and under all contracts, arrangements, licenses, personal property leases, commitments, purchase orders, sales orders and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereof (collectively, the "Assigned Contracts");

         (viii) all operating records, data and other materials maintained by or on behalf of, or otherwise relating to, the Business, including, without limitation, all books, records, sales and sales promotional data, advertising materials, customer lists and records, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, mailing lists, distribution lists, photographs, production data, engineering records, personnel and payroll records, manufacturing and quality control records and procedures, research and development files, intellectual property disclosures, accounting records, and other materials related to any of the foregoing items;

         (ix) subject to Section 1.2(c), 1.2(f) and 8.11, all patents, trademarks, tradenames, service marks, copyrights, know-how and trade secrets owned or used by Seller in the Business as provided in Schedule
         8.11 (collectively, the "Purchased Rights") including, without limitation, the name Dynasty, and all other names owned by Seller and primarily used in, held for use in, or otherwise relating to the Business;

         (x) subject to Section 1.2(b) below, all Permits, as hereinafter defined, to the extent they are assignable or transferable;

         (xi) all rights, recoveries, refunds, counterclaims, rights of set-off and other Claims, as hereinafter defined (known or unknown, accrued or contingent), against third parties, including, without limitation, warranty and other contractual claims, other than any of the foregoing which relate solely to the Excluded Assets or Retained Liabilities, as hereinafter defined;

         (xii) all warranties, guarantees and letters of credit received from vendors, suppliers or manufacturers;

         (xiii) all of the capital stock and other ownership interests in the Purchased Subsidiaries, as set out in Schedule 1.1; and

         (xiv) all goodwill of the Business.

          (b) The assets, properties, interests in properties and rights that are to be sold, transferred, conveyed and assigned to Purchaser by Seller hereunder shall be collectively referred to as the "Purchased Assets". As used in this Agreement, the term "Encumbrances" means, collectively, all security interests, judgments, liens (other than for taxes not yet payable), pledges, escrows, claims, options, rights of first refusal, mortgages and encumbrances; the term "Claim" means any claim, demand, action, suit or proceeding; and the term "Affiliate" means any other person or entity that, directly or indirectly, is controlled by or is under common control with such person.

     1.2  EXCLUDED ASSETS:  There are excepted from the Purchased Assets and the
term  "Purchased   Assets"  does  not  mean  or  include  the  following  assets
(collectively, the "Excluded Assets"):

          (a) all cash and cash equivalent items on hand or on deposit and bank accounts as of the Closing Date of this Agreement;

          (b) all Permits to the extent they are not assignable or transferable;

          (c) the assets listed in Schedule 1.2(c);

          (d) rights to or claims for refunds, overpayments or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date or for any pro rata portion of a period which straddles the Closing Date and the benefit of net operating loss or capital loss carryforwards, carrybacks or other tax credits (of whatever nature) of Seller;

          (e) all insurance policies;

          (f) the right to use the names "Johnson Controls", "Globe Union" and "Hoover" and their registered and unregistered trademarks and logos; PROVIDED, that Purchaser and the Purchased Subsidiaries shall have the right to sell inventory included in the Purchased Assets containing such names, marks or logos in the ordinary course and to use existing marketing and sales material with appropriate stickering and shall, for six months after the closing, have the right to use the "Johnson Controls" mark on existing poly molds; and

          (g) all assets and properties of Seller and the Purchased Subsidiaries not used primarily in, held for use primarily in, or pertaining primarily to, the Business.

     1.3 PARENT TO CAUSE PURCHASER TO PERFORM OBLIGATIONS. Parent shall cause Purchaser to perform each of Purchaser's obligations hereunder.

                                   ARTICLE II
                                   LIABILITIES

     2.1 ASSUMPTION OF LIABILITIES: Subject to the terms and conditions of this Agreement, on the Closing Date, as hereinafter defined, Seller shall assign to Purchaser, and Purchaser shall, except as set forth in Section 2.2 below, assume and agree to perform and discharge the following liabilities and obligations of Seller:

          (a) obligations for the sale and delivery of products not shipped prior to the close of business on the Closing Date under open sales orders, open bids and sales contracts included in the Assigned Contracts, which were accepted or made in the ordinary course of business of the Business prior to the close of business on the Closing Date and which were not paid for prior to the Closing Date;

          (b) obligations for the purchase of raw materials, supplies and repair and maintenance materials not received prior to the close of business on the Closing Date and not included in the Purchased Inventory under open supply contracts, purchase orders and commitments included in the Assigned Contracts, which were given or made in the ordinary course of business of the Business;

          (c) liabilities and obligations arising under the Assigned Contracts in accordance with their respective terms except with respect to any breaches thereof by the Business occurring prior to the Closing Date, including, without limitation, payables owed by the Business to Seller or any of its Affiliates on the Closing Date for goods sold and delivered in the ordinary course;

          (d) (i) an amount limited to one-half of the Environmental Expenses (as hereinafter defined), but not exceeding $1,750,000; (ii) any Environmental Liability (as hereinafter defined) based upon a claim made after the fifth anniversary of the Closing Date resulting solely from environmental conditions existing at locations other than the Real Property to the extent those conditions resulted from migration from a condition that existed on or prior to the Closing Date in, on, under or at the Owned Real Property, but specifically excluding these offsite matters referred to in clause (ii) of the definition of Environmental Liabilities; and (iii) liability for environmental conditions at the Owned Real Property, which conditions are not remediated by or as a result of the Environmental Work.

          (e) liabilities arising from obligations to Transferred Employees of the Business relating to periods after the Closing to the extent set forth in
Article XII of this Agreement and liabilities for accrued vacation and other accruals set forth in Schedule 8.4 to the extent set forth in Article XII of this Agreement;

          (f) liability for suits, claims, proceedings and actions made or commenced after the Closing Date resulting from actual or alleged harm, injury or damage to persons, property or business by products sold or shipped by the Business ("Products") which are sold and shipped after the Closing Date regardless of when such Products were manufactured, or when the incident or accident giving rise to such liability occurs;

          (g) liability for express or implied warranties of the Business, including obligations to repair, replace, rework or to make refunds of amounts paid for Products regardless of when such Products were manufactured, sold or distributed or when defects became or become apparent, to the extent provided in
Section 15.8;

          (h) liability for the recall, notification, retrofit or other post-manufacture remedial or corrective actions relating to Products, regardless of when such Products were manufactured, sold or shipped, to the extent provided in Section 15.8;

          (i) liability for all other claims, actions, suits, proceedings or investigations arising solely out of events occurring after the Closing Date involving the operations of the Business;

          (j) third party bank debt of SJBC and intercompany payables of SJBC, both as set out in Schedule 8.4 as adjusted at Closing.

     The  foregoing  liabilities  and  obligations  of Seller  being  assumed by
Purchaser   hereunder  shall  be  collectively   referred  to  as  the  "Assumed
Liabilities".

     2.2 RETAINED LIABILITIES: Seller shall retain, and shall remain exclusively responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for:

          (a) all liabilities and obligations relating to or arising out of the Excluded Assets;

          (b) all liabilities and obligations for Taxes based on the income of Seller arising out of or relating to the operation of the Business on or prior to the close of business on the Closing Date;

          (c) liability for suits, claims, proceedings and actions made or commenced before or after the Closing Date resulting from actual or alleged harm, injury or damage to persons, property or business by products sold or shipped by the Business on or prior to the Closing Date, regardless of whether those products were manufactured by the Business or when the incident or accident giving rise to such liability occurred or occurs;

          (d) all liabilities for Environmental Expenses and Environmental Liabilities not assumed by Purchaser pursuant to Section 2.1(d);

          (e) all liabilities and obligations relating to or arising out of the Benefits Plans or any employee benefit plan, arrangement or policy established, maintained, sponsored or contributed to by Seller or any ERISA Affiliates that does not cover or relate to employees of the Business and all liabilities and obligations relating to the Retained Employees;

          (f) all liabilities and obligations relating to disputes with Mack Molding Company;

          (g) all liabilities for other claims, actions, suits, proceedings or investigations arising out of events occurring solely on or prior to the Closing Date involving the operations of the Business.

     The liabilities and obligations of Seller which do not constitute Assumed Liabilities and will be retained by Seller hereunder shall be collectively referred to as the "Retained Liabilities".

                                   ARTICLE III
                                 PURCHASE PRICE

     3.1 PURCHASE PRICE: The purchase price payable by Purchaser to Seller for the Purchased Assets (the "Purchase Price") shall be $135 million plus the Assumed Liabilities, subject to adjustment as provided in Article IV of this Agreement.

     3.2 PAYMENT AT CLOSING: At the Closing, Purchaser shall transfer to a bank account designated by Seller the amount called for by this Agreement to be paid on the Closing Date (the "Closing Payment") by a wire transfer of immediately available funds.

                                   ARTICLE IV
                    DETERMINATION AND ALLOCATION OF ADJUSTED
                                 PURCHASE PRICE

     4.1 CLOSING STATEMENT OF NET ASSETS: Within (60) calendar days after the Closing Date, Seller shall prepare, and shall deliver to Purchaser an unaudited balance sheet (the "Closing Statement of Net Assets") of the Business as at the close of business on the fiscal month end immediately preceding the Closing Date. The Closing Statement of Net Assets shall be prepared on a basis consistent with the Reference Statement of Net Assets (as hereinafter defined), using the Seller's Accounting Principles (as hereinafter defined) consistently applied and all books, records and accounts of the Business, shall reflect all reserves, accruals and entries necessary to reserve fully for all liabilities of the Business and shall fairly present the financial position of the Business as of the Closing Date in all material respects. Seller shall certify the Closing Statement of Net Assets as having been prepared in accordance with this Agreement and as presenting accurately the consolidated assets and liabilities of the Business as of the Closing Date. Notwithstanding anything contained herein to the contrary, (i) the Closing Statement of Net Assets shall include all accruals, reserves and other adjustments generally made at year end on the same basis as generally made at year end for items individually in excess of $5,000; and (ii) except to the extent paid at or prior to the Closing, the full amount of any compensation or benefits due to employees of the Business (including, without limitation, salary, incentive compensation, bonuses, deferred compensation, vacation, sick leave, insurance and benefit plan contributions) with regard to services rendered through the Closing Date, regardless of when payable, shall be accrued on the Closing Statement of Net Assets. As of the Closing Date, Seller shall take a complete physical inventory of the inventory owned by the Business. Purchaser (or its representatives) shall have the right to observe such physical inventory and to review the results, work papers and procedures used in conducting such physical inventory.

     4.2 REVIEW OF CLOSING STATEMENT OF NET ASSETS: Purchaser shall have the right to review the Closing Statement of Net Assets and all work papers relating thereto and to notify Seller of its dispute of such Closing Statement, provided that the scope of such dispute shall be limited to whether (i) there exists any mathematical errors in the Closing Statement of Net Assets; and/or (ii) whether the Closing Statement of Net Assets was prepared in accordance with Seller's Accounting Principles (collectively "Disputable Items"). If Purchaser does not notify Seller of any such dispute within thirty (30) days after the date the Closing Statement of Net Assets is delivered to Purchaser, then the Closing Statement of Net Assets delivered by Seller shall be deemed to be final, conclusive and binding on the parties. If, however, Purchaser notifies Seller in writing within such period of a Disputable Item and specifies (a) the Disputable Item and Purchaser's basis for such a position, and (b) the amount of the adjustment Purchaser proposes with respect to each Disputable Item, the parties will then attempt to resolve their differences with respect thereto. If the parties are unable to resolve their dispute, the unresolved Disputable Items shall be referred, within sixty (60) days after the date the Closing Statement of Net Assets is delivered to Purchaser, to the Chicago office of Deloitte & Touche, LLP, certified public accountants, or if such firm is unable to or unwilling to serve, to another "Big Five" accounting firm selected by the firm declining to serve; provided such selected firm is not the regular independent auditor of Seller or Purchaser (the "Firm"). The Firm shall be asked to determine only whether the Closing Statement of Net Assets met the standards set forth above in subsections (i) and (ii) and report to Seller and Purchaser upon all Disputable Items within thirty (30) days after such referral. The decision of the Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Firm shall be shared equally by Seller and Purchaser.

     4.3 COOPERATION: Representatives of Seller shall be given access to all books, records and other data of the Business for the purpose of preparing the Closing Statement of Net Assets. Personnel of the Purchaser may be consulted from time to time by such representatives.

     4.4 SETTLEMENT OF ADJUSTED PURCHASE PRICE: Within 10 days after the final determination of the Closing Statement of Net Assets, Seller shall pay to Purchaser the amount by which the Net Asset Value (as hereinafter defined) as set forth on the Reference Statement of Net Assets exceeds the Net Asset Value as set forth on the Closing Statement of Net Assets, or Purchaser shall pay to Seller the amount by which the Net Asset Value as set forth on the Closing Statement of Net Assets exceeds the Net Asset Value, as set forth on the Reference Statement of Net Assets, as the case may be. In the event Purchaser disputes any part of the Closing Statement of Net Assets pursuant to the provisions of Section 4.2 of this Agreement, those portions of the Closing Statement of Net Assets which are not in dispute shall be deemed finally determined, and the payer of any adjustment due in accordance with this Section
4.4 shall nevertheless pay to the payee, within 30 days after the date the Closing Statement of Net Assets is delivered to Purchaser by Seller, all amounts then due with respect to such portion of the Closing Statement of Net Assets which has been deemed finally determined. The amount of the payments described in this Section 4.4 shall be paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, with interest thereon from the Closing Date to the date of such payment, calculated at a floating rate equal to the "Prime Rate" quoted by The Chase Manhattan Bank, N.A., New York, New York from time to time after the Closing Date to the date of payment, in immediately available funds remitted by wire transfer to a bank designated by the payee thereof.

     The parties understand and agree that the adjusted purchase price mechanism set forth in Sections 4.1 - 4.5 is not intended to apply to disputes or questions regarding the Reference Statement of Net Assets or the preparation thereof, which disputes or questions instead shall be evaluated and decided under Article XVI as a breach of warranty.

     4.5 NET ASSET VALUE. The term "Net Asset Value" with respect to the Business shall mean the total assets of the Business minus the total liabilities, in each case as reflected on the Reference Statement of Net Assets or the Closing Statement of Net Assets, as the case may be, subject to Section 10.16.

     4.6 ALLOCATION OF PURCHASE PRICE: Seller agrees, at its sole cost, to have the Purchased Assets appraised by a firm with expertise in such matters that is reasonably agreeable to Purchaser. Seller and Purchaser shall mutually agree on the instructions to the appraisal firm, which shall be jointly retained by Seller and Purchaser. Seller and Purchaser agree to be bound by the results of such appraisal and shall allocate the Purchase Price among the Purchased Assets (including the portion allocated to each Purchased Subsidiary) in accordance with the relative fair market values of the Purchased Assets as determined by the appraisal as the same may hereafter be amended to reflect any changes necessary as a result of any adjustment of the Purchase Price pursuant to this
Article IV, subject to Section 10.16. Seller and Purchaser agree to use the allocation provided for herein for all purposes in any Federal and state income or franchise tax return filed by them subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased

Assets and the determination by Purchaser of its tax basis with respect to the Purchased Assets. Neither party will file any returns or reports in a manner which is inconsistent with the appraisal or allocation.

                                    ARTICLE V
                                 CLOSING MATTERS

     5.1  THE CLOSING:

     (a) The purchase and sale (the "Closing") contemplated under this Agreement shall take place at the offices of Seller, located at 5757 North Green Bay Avenue, Milwaukee, WI or at such other place as the parties shall mutually agree upon, at 10:00 A.M. local time on February 1, 1999, or such other time or date as the parties shall mutually agree upon, or such later date as may be required pursuant to paragraph (b) of this Section 5.1. The date the Closing takes place is herein referred to as the "Closing Date". The Closing shall be effective as of 12:01 a.m. on the Closing Date.

     (b) If all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and all equivalent filings relating to the sale and purchase of the Purchased Subsidiaries, have not expired or been otherwise terminated, by the date set forth in paragraph (a) of this Section 5.1, the Closing shall, without the necessity of any action by or consent of any party hereto, be postponed until five days after the date of expiration or termination of the last such waiting periods.

     (c) At the Closing, Purchaser shall transfer to a bank account designated by Seller the Closing Payment in accordance with Section 3.2 above.

     (d) At the Closing and effective on the Closing Date, Seller shall execute and deliver (or cause to be executed and delivered) the following documents to Purchaser (collectively, the "Conveyance Instruments"):

         (i) such deed or deeds as shall be effective to vest in Purchaser good and marketable fee simple title to all of the Owned Real Property, free and clear of all Encumbrances, except for mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business regarding claims that are not yet due and payable, liens for taxes, and other governmental charges which are not due and payable or which may thereafter be paid without penalty, (collectively, the "Permitted Liens") and any other exceptions which may be listed on Schedule 8.5(a);

         (ii) bills of sale, endorsements, assignments and other good and sufficient instruments of sale, transfer, conveyance and assignment, in form reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good and marketable title, free and clear of all Encumbrances, to the Purchased Assets other than the Owned Real Property; and

         (iii) share certificates or other documents representing all of Seller's ownership of the Purchased Subsidiaries properly endorsed for transfer of Seller's record and beneficial ownership in and to the Purchased Subsidiaries.

     (e) This Agreement shall not constitute an agreement to assign any contract, license, lease, commitment, sales order or purchase order or other agreement if an assignment or attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way impair the rights of Seller thereunder.

     (f) At the Closing, Seller shall cause any directors or officers of the Purchased Subsidiaries who are officers or employees of Seller (other than full-time employees of the Business) to resign or to be removed as directors and officers thereof.

                                   ARTICLE VI
                           TRANSFER AFTER THE CLOSING

     6.1 FURTHER INSTRUMENTS AND ACTIONS: From time to time after the Closing Date, upon request of Purchaser, Seller, without further consideration, shall cooperate with Purchaser and shall duly execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances and powers of attorney and take such other actions and give such assurances as may be reasonably required to convey to and vest in Purchaser all right, title and interest in all the assets, property and business of Seller intended to be assigned, transferred and conveyed pursuant to and as provided in and subject to the provisions of this Agreement. Seller shall promptly pay or deliver to Purchaser any amounts or items which may be received by Seller after the Closing which constitute Purchased Assets.

     6.2 PURCHASED ASSETS REQUIRING CONSENTS: In the event any consent of a third party legally required for the sale, assignment or transfer to Purchaser of any Purchased Asset (with respect to which, in the case of consents referred to in Section 10.4, Purchaser has waived the closing condition) has not been obtained by the Closing Date then such Purchased Asset shall not be deemed to be sold or transferred to Purchaser at the Closing, but:

     (a) Seller shall cooperate with Purchaser in entering into any reasonable arrangement designed to provide Purchaser with the benefit of Seller's rights under or pursuant to such Purchased Asset;

     (b) Seller shall cooperate with Purchaser in obtaining any such required consent or waiver after the Closing; and

     (c) upon obtaining all required consents or waivers for such Purchased Asset, such Purchased Asset shall be deemed to be sold or transferred to Purchaser as of the receipt of such consents or waivers and Seller shall execute, without further consideration from Purchaser, any documents reasonably requested by Purchaser to confirm that such Purchased Asset has been assigned to Purchaser.

                                   ARTICLE VII
                            ACTIONS PRIOR TO CLOSING

     7.1 ACCESS; NOTICE OF BREACH: (a) For a period ending January 31, 1999, Seller shall provide Purchaser the opportunity to conduct a full due diligence review of the Business. For such purposes, Purchaser and its representatives shall have, at all reasonable times, access to the Business, the Purchased Assets, and the management staff of the Business as may be reasonably requested by Purchaser and shall be permitted to contact customers of the Business, joint venture partners of the Business and relevant governmental officials without restriction but with prior notice to and coordination with Seller and shall receive Seller's full and prompt cooperation regarding such endeavor. As part of its diligence review, Purchaser shall have the right to retain an environmental consultant reasonably acceptable to Seller to undertake environmental assessments of the Real Property including, without limitation, Phase I and Phase II environmental assessments on the Real Property (the "Environmental Assessments"). The scope of the Environmental Assessments shall be agreed upon by Seller and Purchaser and may include, among other things, intrusive sampling and testing of soils and groundwater, and integrity testing of underground storage tanks. Seller shall provide complete and unfettered access to the Business and the Real Property for as much time as is necessary for the conduct of the Environmental Assessments. The Environmental Assessments will be promptly provided to Seller and Purchaser upon their completion. The Environmental Assessments will make specific recommendations concerning certain additional investigation, remediation and/or monitoring to be undertaken at or concerning the Real Property and/or any adjacent property, the Purchased Assets or the Business, and other recommendations may be made based upon discoveries made during implementation of the initial recommendations (the implementation of such recommendations being the "Environmental Work"). It is agreed that Seller shall conduct and control the Environmental Work, including any negotiations or contacts with the government officials. Based on the findings of the
Environmental Assessments, or discoveries made during conduct of the Environmental Work, Seller shall promptly notify the appropriate governmental authorities as required under Environmental Requirements (as hereinafter defined). Seller shall promptly provide to Purchaser copies of all scopes of work, sampling data, notices to or from government officials or a third party, test results, evaluations, reports and correspondence concerning the Environmental Work. The Environmental Work shall be deemed complete when Seller receives "no further action" letters from relevant government officials or agencies with respect to all the Environmental Work. The costs and expenses of undertaking the Environmental Assessments and the Environmental Work, including the fees and expenses of attorneys and environmental consultants, are collectively referred to herein as the "Environmental Expenses". The obligations of the partners under this Agreement shall not be affected by any delay in completing the Environmental Assessments or Environmental Work until after the end of the due diligence period referred to herein or the Closing.

     (b) By the close of business on January 25, 1999, Purchaser shall deliver to Seller a written list describing in reasonable detail all material breaches of representations and warranties contained in Article VII hereof which Purchaser has discovered or have been disclosed since the date of this Agreement that are not reflected on the Reference Statement of Net assets or disclosed on any Schedule hereto, together with the amount, if any, reasonably calculated as a proposed adjustment to the Purchase Price (or to the extent an amount cannot be reasonably calculated, then a reasonable estimate of such amount) ("Notice of Breach"). Prior to Closing, Seller and Purchaser shall meet and attempt to resolve whether and to what extent such breaches will be reflected in a Purchase Price adjustment to be recognized in the Closing Payment; PROVIDED, HOWEVER, that any such Purchase Price adjustment agreed to between the parties shall be subject to the Indemnification Deductible (as defined below). If, prior to Closing, Seller and Purchaser are unable to resolve the extent to which such breaches will be reflected in a Purchase Price adjustment, such Notice of Breach shall, after Closing, be deemed a Notice of Claim pursuant to Section 16.4 hereof.

     7.2  OBTAINING OF CONSENTS:

     (a) As soon as possible after the date hereof, each party shall (i) cooperate with the other to make all necessary filings, including without limitation, filings under the HSR Act and equivalent foreign laws and regulations, and (ii) use commercially reasonable efforts to make all other necessary filings with all governmental bodies or other regulatory authorities to obtain licenses, permits, approvals, authorizations and consents of all third parties required for the sale, assignment or transfer to Purchaser of any of the Purchased Assets or the consummation of any of the transactions contemplated by this Agreement.

     (b) Seller shall bear the cost of complying with or obtaining the consent to or approval of the transactions contemplated hereby of any governmental or other third party, including without limitation, any such approval or consent required by any safety, health, environmental or other applicable law or regulation. Each party hereto shall provide to the other party such information as the other party may reasonably request in order to enable it to prepare such filings. Each party hereto shall also use its respective commercially reasonable efforts to expedite any governmental or other third party review and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable; provided, than neither Purchaser nor any of its affiliates shall be required to dispose of any assets in connection with the obtaining of any consent, approval, license or Permit.

     7.3  ACTIONS OF SELLER AND CONDUCT OF BUSINESS:

     (a) Seller shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement by the Closing Date or such other date by which performance is required hereunder.

     (b) From the date hereof through the Closing Date, unless otherwise agreed in writing by Purchaser, Seller shall not, except as required or expressly permitted pursuant to the terms hereof, make any material change in the conduct of the Business or the Purchased Assets or enter into any material transaction other than in the ordinary course of business and shall continue to conduct the Business and cause each of the Purchased Subsidiaries to conduct their respective businesses in the ordinary course of business. Prior to the Closing, Seller shall use all reasonable efforts to preserve for Purchaser the goodwill of the customers and suppliers of the Business and others having business relations with Seller with respect to the Business, and shall do all things reasonably requested by Purchaser for such purpose. Prior to the Closing, Seller shall promptly advise Purchaser in writing of the commencement or threat against Purchaser of any suit, litigation or legal proceeding against Seller or the Purchased Subsidiaries or with regard to the transactions contemplated hereby. Prior to the Closing, Seller shall cause all casualty and liability insurance coverage currently in effect with respect to the Purchased Assets or the Business to remain in effect and apply all insurance proceeds in respect of casualty to the Purchased Assets to the replacement or rebuilding of the Purchased Assets; provided, that the foregoing shall not affect Purchaser's rights in the event the representation contained in Section
8.12 is not correct as of the Closing.

     (c) Without limiting the generality of the foregoing, from the date hereof through the Closing Date, unless otherwise agreed in writing by Purchaser, Seller shall not with respect to the Business, and shall not permit any Purchased Subsidiary to:

         (i) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of the Purchased Assets of the Business that are material, individually or in the aggregate, to the Business, taken as a whole, except for sales of inventory in the ordinary course of business consistent with past practice;

         (ii) permit, allow or subject any of the Purchased Assets to any material mortgage, pledge, security interest, encumbrance or lien or suffer such to be imposed, except for Permitted Liens;

         (iii) except  in  the  ordinary  course  of business,  consistent  with past practice or as required by law or pursuant to the terms of a collective bargaining agreement, increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the Business' employees or amend any Benefit Plan or Foreign Plan with respect to any employees of the Business; or

         (iv) enter into one or more new agreements or contracts which require the delivery by it of performance bonds in amounts exceeding, in aggregate, twenty-five thousand dollars ($25,000);

         (v) enter into any agreements other than in the ordinary course of business; or

         (vi) make any capital expenditures exceeding, in the aggregate, $250,000, except as set forth in Schedule 7.3(c)(vi);

     7.4 ACTIONS OF PURCHASER: Purchaser shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by Purchaser under this Agreement by the Closing Date or such other date by which performance is required hereunder.

     7.5 PUBLIC ANNOUNCEMENTS: From and after the date hereof and through the Closing Date, Seller and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby.

     7.6 NO NEGOTIATIONS. Prior to the Closing, Seller shall not, nor shall it give its permission to or authorize any officer, director, employee or representative to, solicit or enter into negotiations or discussions of any kind with any party, other than Purchaser or Parent, for the purchase and sale of all or any portion of the Business or any of the Purchased Assets except with regard to the sale of finished goods inventory in the ordinary course of business.

                                  ARTICLE VIII
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     8.1 ORGANIZATION AND AUTHORITY: Seller is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin, and Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and all other agreements, instruments and documents to be delivered by Seller hereunder (the "Related Documents") and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

     8.2 PURCHASED SUBSIDIARIES:  Except for the corporations listed on Schedule
1.1 (the "Purchased Subsidiaries"), the Business does not currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation or other entity or interest in any joint venture, whether or not a separate legal entity is formed thereby. Schedule 1.1 correctly sets forth the corporate name and the jurisdiction of incorporation with respect to each Purchased Subsidiary. Each Purchased Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except for any non-qualification which does not have a material adverse effect on the business, operations, properties, prospects or condition (financial or other) (a "Material Adverse Effect") of the Business. The complete articles or certificate of incorporation and by-laws of each Purchased Subsidiary, including in each case all amendments thereto, have been provided to Purchaser. All the outstanding shares of the capital stock of each class of each Purchased Subsidiary have been validly issued and are fully paid and nonassessable and are owned, beneficially and of record, by Seller free and clear of any Encumbrances. None of the Purchased Subsidiaries has issued any securities, limited liability company interests or other ownership interests in violation of any preemptive or similar rights and there are no outstanding (i) securities or other ownership interests convertible into or exchangeable for any shares of capital stock or other ownership interest of any of the Purchased Subsidiaries; (ii) subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any third party to acquire or otherwise receive from any of the Purchased Subsidiaries any shares of capital stock or other securities or ownership interests; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock or ownership interests of any of the Purchased Subsidiaries, any such convertible or exchangeable securities, or any such subscriptions, options, warrants or rights. There are no shares of stock or other securities, limited liability company interests or other ownership interests of the Purchased Subsidiaries reserved for issuance for any purpose. All capital contributions required to be made to SJBC prior to the Closing have been made, and there are no remaining obligations of the Business to make capital contributions to SJBC.

     8.3 CORPORATE ACTION; NO CONFLICT: The execution and delivery by Seller of this Agreement and the Related Documents and Seller's performance of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller. This Agreement has been duly and validly executed and delivered by Seller and is, and each of the Related Documents when executed and delivered by Seller in accordance with its terms will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally. Except as set forth in Schedule 8.3, neither the execution, delivery or performance by Seller of this Agreement or any of the Related Documents, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Seller or any Purchased Subsidiary or (ii) violate any provision of law, statute, rule or regulation, or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority or (iii) result in a breach of, or constitute a default under (with or without notice, lapse of time or both) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to, or require the consent of the other party to, any Assigned Contract or any agreement set forth as an exhibit to Seller's Annual Report on Form 10-K for Seller's last fiscal year or any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Securities and Exchange Commission since the end of Seller's last fiscal year; (iv) result in the creation of, or with the passage of time result in the creation of, any Encumbrance upon any assets or properties of the Business; or (v) require the Seller or any Purchased Subsidiary to obtain any consent of or make any filing with any governmental entity or other person (other than as referred to in clause (iii) above), except as may be required under the HSR Act, except where the failure to obtain any such consent or make any such filing would have a Material Adverse Effect on the Business.

     8.4 FINANCIAL STATEMENTS AND RELATED MATTERS: Set forth in Schedule 8.4 hereto is an unaudited Statement of Net Assets of the Business as at September 30, 1998 (the "Reference Statement of Net Assets") and related unaudited statements of income of the Business for the indicated period then ended. Such financial statements are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Business, and the Reference Statement of Net Assets has been prepared in accordance with (the accounting principles ("Seller's Accounting Principles") attached as Schedule 8.4, consistently applied. The accounting books and records of the Business are accurate and complete in all material respects. The Business has no direct or indirect liabilities, losses or obligations of any nature, whether absolute, accrued, contingent or otherwise, that would be required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP consistently applied other than (i) liabilities reflected, accrued or reserved for in the Reference Statement of Net Assets; (ii) liabilities disclosed in the Schedules to this Agreement; (iii) liabilities incurred in the ordinary course of business subsequent to the date of the Reference Statement of Net Assets and not inconsistent with past practice; (iv) liabilities or performance obligations arising in the ordinary course of business (and not as a result of a breach or default by the Seller or any Purchased Subsidiary out of or under agreements, contracts, leases, arrangements or commitments to which the Seller or a Purchased Subsidiary was a party as of the Balance Sheet Date; or
(v) liabilities under this Agreement.

     8.5  REAL PROPERTY:

          (a) Schedule 8.5(a) sets forth a list of all Owned Real Property and all rights of the Business to acquire real property. Except for Permitted Liens and the matters listed on Schedule 8.5(a) (collectively, the "Permitted Owned Real Property Exceptions"), Seller or a Purchased Subsidiary has good and marketable title to the Owned Real Property, free and clear of all Encumbrances or other matters affecting title.

          (b) Schedule 8.5(b) sets forth a list of all Leases. Each Lease is in full force and effect and all rent and other sums and charges payable thereunder by Seller or a Purchased Subsidiary are current and no notice of default by Seller or a Purchased Subsidiary or termination under any Lease is outstanding. A complete and correct copy of each Lease has been provided to Purchaser. All material work required to be done by the Business as a tenant on such Real Property has been duly performed.

          (c) The improvements on the Real Property located in Milwaukee, Wisconsin do not contain any interior or exterior structural defects or any material defects in the plumbing, electrical, mechanical, heating, ventilating or air conditioning systems. Such improvements do not contain any conditions that would constitute a threat to worker health or safety or conditions which would have a material adverse effect on the ability of the Business to be conducted at such facility as presently conducted. There has been no damage to any portion of the Real Property caused by fire or other casualty which has not yet been fully repaired or restored. All roofs and basements are in good condition and free of leaks. There has been no notice from any insurance company requesting the performance of any work or alteration with respect to the Real Property.

          (d) All Real Property has adequate water, sewer and electric supply for its present use.

          (e) To the Knowledge (as hereinafter defined) of Seller, there is no pending or contemplated annexation or condemnation or similar proceeding affecting all or any portion of the Real Property, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Real Property and no pending imposition of any special or other assessments for which Purchaser or a Purchased Subsidiary would be responsible.

     8.6 TANGIBLE ASSETS OTHER THAN OWNED REAL PROPERTY: Other than Owned Real Property, which is the subject of Section 8.5 hereof, Seller and the Purchased Subsidiaries have good, valid and marketable title to all the material tangible assets of the Business, except those sold or otherwise disposed of in the ordinary course of business consistent with Section 7.3(b), free and clear of all Encumbrances, except for Permitted Liens and those tangible assets subject to leases as set forth on Schedule 8.7. All material equipment included in the Purchased Assets is in good working order and condition, ordinary wear and tear excepted, and has been maintained in accordance with normal commercial practice in all material respects. Except for the Excluded Assets, the Purchased Assets comprise all assets necessary to operate the Business as presently conducted in all material respects.

     8.7  CONTRACTS,  CUSTOMERS AND  SUPPLIERS:  (a) To the Knowledge of Seller,
Schedule 8.7 lists all material contracts, agreements, guarantees of payment or performance, licenses, leases of personal property or conditional sales contracts and all sales agency, sales representative and severance agreements, and all employment and consulting agreements providing for annual base payments in excess of $75,000, relating to or affecting the Business which extend beyond the Closing Date, other than (i) purchase orders and sales orders entered into in the ordinary course of business and (ii) contracts which by their terms terminate or are unconditionally terminable by Seller without penalty within one year after the date hereof and which individually involve a commitment for less than $125,000. Except as set forth on Schedule 8.7, Seller and each Purchased Subsidiary have in all material respects performed all the obligations required to be performed by them to date, and are not in default in any respect under any Assigned Contract except for possible defaults which do not in any material respect impair the ability of the Business to conduct its operations as heretofore conducted.

     (b) There has not been any adverse change and there are no facts known to Seller (or facts which arise between the date hereof and the Closing) which may reasonably be expected to indicate that any adverse change may occur in the business relationship of the Business with any customer or supplier accounting for more than $500,000 of goods or services provided during the 12 months prior to the date hereof; a list of the ten largest customers and seven largest suppliers of the Business (by dollar amounts) over the past 12 months is set forth in Schedule 8.7. Contact names, phone numbers and addresses for such customers and suppliers will be provided within five days of the date hereof. Except as set forth in Schedule 8.7, neither the Seller nor, to its Knowledge, any officer, director, relative or Affiliate of Seller owns any interest in any person or entity which is a supplier or customer of the Business (other than less than 5% of interests in publicly-traded companies) or has any contractual arrangements with the Business. Neither Seller nor any Purchased Subsidiary is engaged in material disputes with any of its sales representatives or agents. Except as set forth on Schedule 8.7, each such sales representative or agent has remitted to Seller or a Purchased Subsidiary all amounts collected from customers and owed to Seller nor any Purchased Subsidiary. Except as set forth on Schedule 8.7, the Business has no liability to Affiliates or third parties for indebtedness other than trade payables for goods provided in the ordinary course of business which are current, including without limitation indebtedness to financial institutions or any guaranty of the obligations of any other person; and except as provided in Section 2.1(j) any such liability, indebtedness or obligation will be terminated, contributed to capital or otherwise provided for at Seller's expense on or prior to the Closing Date.

     8.8 LITIGATION: Except as set forth on Schedule 8.8, there have not been during the past three years, nor are there presently, any claims, actions, suits, or investigations pending, or to the Knowledge of Seller threatened, against Seller or any Purchased Subsidiary affecting the Business, Purchased Assets or Assumed Liabilities, or against the transactions contemplated by this Agreement, at law or in equity or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral body an adverse outcome of which would have a Material Adverse Effect on the Business or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby. Except as set forth on Schedule 8.8, there are no charges or complaints of discrimination pending before the Equal Employment Opportunity Commission or any state or local agency with respect to the Business. There is no outstanding order, injunction or decree affecting the Business or the ability of Seller to consummate the transactions contemplated hereby.

     8.9  COMPLIANCE WITH LAW:

          (a) Except as set forth on Schedule 8.9(a), each of Seller, with respect to the Business, and the Purchased Subsidiaries, is duly complying and has during the past three years duly complied, in all material aspects, in respect of its business, operations and properties, with applicable laws, rules, regulations, orders, building and other codes, zoning and other ordinances, permits, authorizations, judgments and decrees of all governmental entities. Except as set forth on Schedule 8.9(a), Seller has no Knowledge of any present or past failure so to comply or of any past or present events, activities or practices of the Business which may be construed to indicate interference with or prevention of continued compliance, in any material respect, with any laws, rules or regulations or which may give rise to any common law or statutory liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Business.

          (b) Each of Seller, with respect to the Business, and the Purchased Subsidiaries, has duly obtained all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, "Permits") necessary for the conduct of its business; each of the foregoing is set forth in Schedule 8.9(b) and is in full force and effect; there are no proceedings pending or, to the Knowledge of the Seller, threatened which may result in the revocation, cancellation, suspension or modification thereof; and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification. This Section 8.9 does not relate to environmental matters, it being the intent of the parties that the only Section relating to environmental matters shall be Section 8.13.

     8.10 EMPLOYEE BENEFIT PLANS:

          (a) Schedule  8.10(a) lists all the employee  benefit plans,  policies
and
arrangements (whether or not written, insured or self-insured) including, without limitation, each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other profit sharing, compensation, fringe benefit, health, life, stock option, bonus, deferred compensation, excess, supplemental executive compensation, cafeteria, employee stock purchase, vacation, sickness, post-retirement, disability, severance, change in control, retention, individual employment, consulting or other plan, policy, arrangement, trust fund or agreement established, sponsored, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any ERISA Affiliate during the last six years with respect to active or retired U.S. employees of the Business or their beneficiaries (the "Benefit Plans"). For purposes of this Agreement, an "ERISA Affiliate" is any entity that would be deemed a "single employer" with the Seller under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA.

          (b) All Benefit Plans are maintained and operated in all material respects in accordance with their respective terms and are in compliance in all material respects with the applicable requirements of law, including without limitation ERISA and the Code.

          (c) Except as set forth on Schedule 8.10(c),each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that it is so qualified and that its trust is exempt from taxation, and Seller is not aware of any facts which caused or could reasonably be expected to cause such favorable determination letters to be revoked or the loss of qualification or exemption.

          (d) Neither Seller nor any ERISA Affiliate maintains or contributes to, has maintained or contributed to, has been required to contribute to or has any liability with respect to a "multi-employer plan," as such term is defined in Section 414(f) of the Code or Sections 3(37) or 4001(a) of ERISA, with respect to current or former employees of the Business.

          (e) No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred, or is expected to occur, and the consummation of the transactions contemplated by this Agreement will not result in a reportable event. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G of the Code. Except as set forth on Schedule 8.10(e), neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Benefit Plan that is an employee pension plan under Section 3(2) of ERISA.

          (f) Schedule 8.10(f) lists all employee benefit plans maintained by Seller or the Business (collectively, the "Foreign Plans") for the benefit of current salaried and hourly non-U.S. employees ("Foreign Participants") and persons claiming through them, as well as former salaried and hourly non-U.S. employees of the Business other than a plan (or contribution to a plan) that is a governmental plan. Each Foreign Plan intended to qualify as tax-registered or tax-favored plan under a foreign jurisdiction is the subject of a favorable determination or similar approval, to the extent available, of the applicable foreign governmental authorities and nothing has occurred or is expected to occur that impaired or could impair such determination or approval or result in the imposition of any penalty or liability. With respect to each Foreign Plan, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, which shall be reasonable, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Seller and each Purchased Subsidiary has performed, in all material respects, all obligations required with respect to each Foreign Plan and each Foreign Plan is maintained and operated in all material respects in accordance with its terms and is in compliance in all material respects with applicable law. Each Foreign Plan covers solely employees of the Purchased Subsidiaries and does not cover employees of Seller or any ERISA Affiliate other than the Purchased Subsidiaries.

          (g) All payments required by any Benefit Plan, any Foreign Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) have been made on a timely basis and, with respect to all periods through the date of the Closing, shall have been made prior to the Closing or provided for by Seller, as applicable, by full accruals on the financial statements relating to the Business. Except as contemplated under Sections 12.5 and 12.6 hereunder, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee or director of the Business (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. Neither the Seller nor any ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Benefit Plan or Foreign Plan as it relates to the Business.

     8.11 PURCHASED RIGHTS: Except as set forth in Schedule 8.11,

          (a) Seller or a Purchased Subsidiary owns, possesses, or has the right to use all the Purchased Rights. Except as set forth in Schedule 8.11, such Purchased Rights comprise all intellectual property necessary for the Business to operate as presently conducted in all material respects.

          (b) To the Knowledge of Seller, no product or service manufactured, marketed, distributed or sold or proposed to be manufactured, marketed, distributed or sold by the Business, or any intellectual property otherwise used by the Business, infringes, misappropriates or misuses any rights of any other person; and there is no pending or, to the Knowledge of Seller, threatened Claim against Seller, the Business or any Purchased Subsidiary contesting the validity of or right to use any of the Purchased Rights or any intellectual property licensed to the Business pursuant to an Assigned Contract. Except as set forth on Schedule 8.11, neither the Seller, on behalf of the Business, nor any Purchased Subsidiary, has asserted any claim against any other person that such person has violated, infringed, misappropriated or misused any Purchased Right or any intellectual property licensed to the Business pursuant to an Assigned Contract, nor, to the Knowledge of Seller, is there any basis for such an assertion. Invention assignment and confidentiality agreements in the form previously provided to the Purchaser have been obtained form substantially all employees of the Business.

     8.12 ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in Schedule
8.12 and Section 7.3, since the date of the Reference Statement of Net Assets, the Business has been conducted only in the ordinary course and consistent with past practice, and since such date neither Seller, with respect to the Business, nor any Purchased Subsidiary has suffered any Material Adverse Effect on the Business; suffered any material damage, destruction or casualty loss (whether or not covered by insurance); granted any increase in the rate or terms of compensation payable or to become payable to any of its directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary practices; amended or granted any increase in the rate or terms of any employee benefit plan payment or arrangement; entered into any material agreement except agreements in the ordinary course of business, or any employment or severance agreement; made any change in its accounting methods, principles or practices; borrowed or agreed to borrow any funds for which Purchaser or a Purchased Subsidiary would be liable after the Closing; paid, discharged or satisfied any claim, liability or obligation in excess of $250,000, other than the payment, discharge or satisfaction of liabilities and obligations incurred in the ordinary course of business and consistent with past practice; prepaid any obligation having a fixed maturity of more than 90 days form the date such obligation was issued or incurred; not paid, within a reasonable date of when due, consistent with past practice, any accounts payable in excess of $250,000 in the aggregate, or sought the extension of the payment date of any accounts payable in excess of $250,000 in the aggregate; written down the value of any inventory; permitted or allowed any of its Property or assets to be subjected to any Encumbrance, except for liens for Permitted Encumbrances and Encumbrances specifically set forth in the schedules hereto; written off as uncollectible any notes or accounts receivable in excess of $250,000; agreed to guaranty the obligations of any other person or entity; granted any person or entity any power of attorney; canceled any debts or waived any claims or rights in excess of $100,000; sold, transferred or otherwise disposed of any of its properties or assets in excess of $100,000 in the aggregate, except for the sale of inventory in the ordinary course of business and consistent with past practice; disposed of, abandoned or permitted to lapse any rights to the use of any Purchased Rights or disposed of or disclosed, or permitted to be disclosed (except as necessary in the conduct of its business), to any person other than representatives of Purchaser, any trade secret, formula, process, know-how or similar information not theretofore a matter of public knowledge; made any capital expenditures or commitments in excess of $250,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets; amended or taken steps to amend the organizational documents of any Purchased Subsidiary; suffered any loss or become aware of any prospective loss of any customers, suppliers, distributors, accounts, product line or sales or management personnel; or agreed, whether in writing or otherwise, to take any action described in this Section 8.12.

     8.13 ENVIRONMENTAL MATTERS:

          (a) To the Knowledge of Seller, the Business and the Purchased Assets are in compliance with Environmental Requirements, except for such noncompliances as would not have a Material Adverse Effect on the Business. "Environmental Requirements" shall mean all federal, state and local statutes, regulations, and ordinances and the common law concerning pollution or protection of human health, safety or the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

          (b) To the  Knowledge  of Seller and  except as set forth on  Schedule
8.13, the Business has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Requirements, or any Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to the Business or the Purchased Assets arising under Environmental Requirements, the subject of which would have a Material Adverse Effect on the Business. For purposes of this Agreement, the term "Environmental Liabilities" shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs, and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring, or defense of any matter relating to human health, safety, or the environment of whatever kind or nature by any party, entity, authority which are incurred as a result of (i) the existence (or alleged existence) prior to or on the Closing Date of materials regulated under Environmental Requirements ("Hazardous Substances") in, on, under, at, or emanating from the Real Property, the Purchased Assets, or any real property formerly owned, leased, operated, or managed by Seller or any Purchased Subsidiary; (ii) the offsite transportation, treatment, storage, or disposal (or alleged offsite transportation, treatment, storage, or disposal) of Hazardous Substances generated by Seller or any Purchased Subsidiary; or (iii) the violation of or non-compliance with (or alleged violation of or non-compliance with) any Environmental Requirements by Seller or any Purchased Subsidiary, or which otherwise arise under Environmental Requirements as a result (or allegedly as a result) of the acts or omissions of Seller or any Purchased Subsidiary.

          (c) Seller and the Purchased Subsidiaries have all the Permits necessary for the conduct of the Business and for the operation of or on the Purchased Assets which are required under the Environmental Requirements, all of which are set forth on Schedule 8.13 (the "Environmental Permits"). Seller and the Purchased Subsidiaries are in material compliance with the terms and conditions of all such Environmental Permits and, to the Knowledge of Seller, no reason exists why Purchaser and the Purchased Subsidiaries would not be capable of continued operation of the Business and the Purchased Assets in full compliance with the Environmental Permits and Environmental Requirements.

          (d) Neither Seller nor any Purchased Subsidiary has contractually, by operation of law, by Environmental Requirements, or otherwise assumed or succeeded to any environmental liabilities of any predecessors or any other person or entity which relate in any way to the Business or the Purchased Assets.

          (e) Except as set forth on Schedule 8.13, there are no conditions existing with respect to the Business or any Purchased Asset that require, or which with the giving of notice or the passage of time or both will reasonably likely require, remedial or corrective action, removal, monitoring, or closure pursuant to Environmental Requirements.

          (f) This Section 8.13 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

     8.14 ACCOUNTS RECEIVABLE; INVENTORY; PRODUCT WARRANTY: Except as provided on Schedule 8.14, the Purchased Receivables represent sales actually made in the ordinary course of business for goods or services delivered or rendered in bona fide arm's-length transactions in accordance with the standard credit practices of the Business, have not been extended or rolled over in order to make them current, are not subject to counterclaims or setoffs and constitute only valid, undisputed claims. Except as provided in Schedule 8.14 or reserved for in
Schedule 8.4, the Purchased Inventories do not include any items which are obsolete, damaged, below standard quality, non-merchantable or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items that (A) have not been used or sold within 12 months prior to the date hereof or (B) are in quantities exceeding the amount that has been used or sold within that 12-month period). Except for the Telcom product line, which is dealt with under Section 15.8, Seller has no reason to expect that, after the Closing, there will be any increase in the rates of claims relating to warranties for any line of the products sold by the Business from the rate for that product line reflected in Schedule 8.14. To the Knowledge of Seller,
Schedule 8.14 sets forth in reasonable detail an accurate and complete summary of all product warranty claims made by customers of the Business from January 1, 1997 to the date hereof and also sets forth a brief description of each express warranty, service or repair policy applicable to the products sold by the Business.

     8.15 TAX MATTERS:

          (a) In relation to the Purchased Subsidiaries and except as set forth on Schedule 8.15, (i) Seller has paid all Taxes (as hereinafter defined) required to be paid through the date hereof and will pay all Taxes required to be paid by it for periods ending on or prior to the Closing Date and has filed or will, prior to the Closing, file all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by it prior to the Closing (other than those for which extensions shall have been granted prior to Closing) relating to any Taxes with respect to any income, properties or operations of Seller prior to the Closing (collectively, "Returns"); (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Seller and any other information required to be shown therein; (iii) Seller has timely paid or, if not yet due, made provisions on its books and records for all Taxes relating to the operations of the Business that have been shown as due and payable on the Returns that have been filed; and (iv) Seller has adequately accrued for any unpaid Taxes relating to any period ending prior to the Closing Date.

          (b) As of the Closing Date, there are no outstanding federal, state or local tax assessments from any taxing or governmental authority against which the Purchased Assets have been levied, or which have given rise to any security interest or other encumbrance thereon.

          (c) "Taxes" means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority.

     8.16 LABOR MATTERS: Except as disclosed on Schedule 8.16, (a) neither Seller nor any Purchased Subsidiary is a party to or subject to any collective bargaining agreement with any labor organization with respect to any operations of the Business; (b) there are no agreements with labor unions, work councils or associations representing employees of the Business, and no unions or other collective bargaining units have been certified or recognized by any of Seller, with respect to the Business, or the Purchased Subsidiaries as representing any of its employees and there are no existing union organizing efforts or representation questions with respect to any of the employees of the Business; and (c) there is no labor strike or dispute, grievance, arbitration proceeding, slowdown or stoppage, or charge of unfair labor practice actually pending, threatened against or affecting the Business, nor have there been any of the foregoing within the past three years. Schedule 8.16 sets forth a list of all employees of the Business with an annual base salary in excess of $100,000 and all individuals who are consultants and independent contractors of the Business who have during the last 12 months received, or who are entitled to receive in the future, annual compensation in excess of $100,000. Purchaser has been provided with accurate and complete copies of all personnel manuals and policies of the Business.

     8.17 QUESTIONABLE PAYMENTS. To the Knowledge of Seller, none of the Seller, with respect to the Business, the Purchased Subsidiaries or any director, officer, agent, employee, or any other person acting on behalf of the Seller, with respect to the Business, or any of the Purchased Subsidiaries, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made any unlawful payment to federal, state, local or foreign government officials or employees or to political parties or campaigns; established or maintained any unlawful fund of corporate monies or other assets; made or received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment; given any favor or gift which is not deductible for federal income tax purposes;

or made any bribe, kickback, or other payment of a similar or comparable nature, to any federal, state, local or foreign governmental or non-governmental person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatments for business or for special concessions secured.

     8.18 DISCLOSURE. The representations and warranties contained in Sections 8.1-8.17, inclusive, do not intentionally and fraudulently contain any untrue statement of a material fact or intentionally and fraudulently omit to state any material fact necessary in order to make the statements contained therein not misleading. While Seller has attempted in good faith to cross reference between Schedules, the parties agree that any item disclosed in any Schedule or listed in the index to the Data Room established by Seller and provided to Purchaser prior to the date hereof, has for all purposes and for all subdivisions of
Article VIII been disclosed by Seller to the extent, for such purposes and for all subdivisions of Article VIII for which a reasonable reference can be drawn from the item as disclosed in the Data Room or a Schedule hereto; provided, that no information that has been redacted shall be deemed to have been provided to Purchaser. Except where information has been specifically identified as being redacted, all copies of documents provided to Purchaser prior to the date hereof are true, complete and correct copies of such documents.

                                   ARTICLE IX
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants:

     9.1 ORGANIZATION AND AUTHORITY: Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

     9.2 CORPORATE ACTION; NO CONFLICT: The execution, delivery and performance by Purchaser of this Agreement and the Related Documents to be delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is, and each of the Related Documents when executed and delivered by Purchaser in accordance with its terms will be, the valid and binding obligation of Purchaser, enforceable in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court. Neither the execution, delivery or performance by Purchaser of this Agreement or any Related Document, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Purchaser or (ii) violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to Purchaser or (iii) result in a breach of, or constitute a default under (with or without notice, lapse of time or both) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to, or require the consent of the other party to, any agreement set forth as an exhibit to Parent's Annual Report on Form 10-K for Parent's last fiscal year or any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Securities and Exchange Commission since the end of Parent's last fiscal year, to the extent such agreements will be in effect on the Closing Date; (iv) result in the creation of, or with the passage of time result in the creation of, any Encumbrance upon any assets or properties of the Purchaser, or (vii) require Parent to obtain any consent of or make any filing with any governmental entity, except as may be required under the HSR Act, except where the failure to obtain any such consent or make any such filing would have a material adverse effect on the business, operations, properties, prospects or condition (financial or other) of Parent.


                                    ARTICLE X
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

     10.1 PERFORMANCE OF COVENANTS: Seller shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     10.2 REPRESENTATIONS AND WARRANTIES: The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though such representations and warranties had been made as of the Closing Date, except (a) with respect to breaches or alleged breaches of the representations and warranties contained in Article VIII that are included in a Notice of Breach delivered pursuant to Section 7.1, where the bona-fide claims for a proposed adjustment to Purchase Price are no greater than an aggregate of $15 million (the "Walkaway Amount"); (b) to the extent of changes or developments contemplated by the terms of this Agreement; and (c) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); and Purchaser shall have received at the Closing a certificate of an officer of Seller, dated as of the Closing Date, to such effect.

     10.3 OPINION OF COUNSEL: Purchaser shall have received from Seller's counsel an opinion dated the Closing Date as to matters related to SJBC, in form and substance reasonably satisfactory to Purchaser

     10.4 GOVERNMENT FILINGS; CONSENTS AND APPROVALS: All applicable waiting periods (including any extensions thereof) required under the HSR Act and, all equivalent regulations which require filings to be made in respect of the Purchased Subsidiaries, shall have expired or been terminated, without the threat or initiation of legal action by the relevant government authority. All other required governmental and third-party consents and approvals and all Permits necessary for Purchaser to operate the Business in all material respects as conducted by Seller on the date hereof shall have been obtained without the imposition of terms that would have an adverse effect on Purchaser or the Business.

     10.5 NO PROCEEDINGS: There shall not be pending or threatened, any claim, suit, action or other proceeding brought by a governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or seeking damages in connection therewith.

     10.6 AUTHORIZATION: All action necessary to authorize the execution, delivery and performance by Seller of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Seller shall have full power and right to consummate the transactions contemplated hereby and thereby.

     10.7 SECRETARY'S CERTIFICATE: Seller shall have delivered to Purchaser a certificate of the Secretary or Assistant Secretary of Seller as to the corporate resolutions authorizing the execution and delivery of this Agreement and the transactions contemplated thereby and the incumbency and authority of the person(s) signing this Agreement and the Related Documents for Seller.

     10.8 RESIGNATION. Purchaser shall have received the written evidence of the resignation or removal of those persons referred to in Section 5.1(f) from all positions with any of the Purchased Subsidiaries.

     10.9 RELOCATION OF R&D LABORATORY. The equipment listed in Schedule 1.1(a)(iii) and the 10 employees connected therewith shall have been relocated to the Keefe Avenue facility.

     10.10 ACCOUNTS RECEIVABLE AGING. Purchaser shall have received a true, complete and correct accounts receivable aging of the Business as the last month end prior to the Closing Date.

     10.11 TITLE INSURANCE. Purchaser shall have obtained owners policies of title insurance on the Owned Real Property in amounts, and containing only such exceptions, as are satisfactory to Purchaser.

     10.12 TAXES FOR JOHNSON CONTROLS BATTERY (U.K.) LTD. Seller shall provide Purchaser with evidence that it has made estimated tax payments equal to its pro-rated tax liability for the operations of Johnson Control Batteries (U.K.) Ltd. through the Closing, which shall have been made within five days prior to the Closing Date.

     10.13   FINANCING.   Purchaser  shall  have  obtained   financing  for  the
acquisition and ongoing operations of the Business on terms acceptable to Purchaser.

     10.14 SUPPLY ARRANGEMENTS. At Purchaser's election, Seller and Purchaser shall have entered into a five-year supply arrangement pursuant to which Purchaser may purchase lead for the Business on the same terms as Seller is able to purchase it on the date hereof; provided, that if any such lead is provided to Seller by third party providers on the date hereof pursuant to supply agreements having a term of less than five years from the Closing Date, Purchaser shall have the right to "piggyback" on any renewals of Seller's existing agreements with those suppliers upon the same terms and conditions as Seller for up to a total of five years. At Purchaser's election, Seller and Purchaser shall have entered into an agreement pursuant to which Seller would add the capital equipment it would need to supply Purchaser's needs for poly jars for the Business for a minimum of five years at prices in effect on the date hereof and tooling to produce poly jars for such period at an agreed upon price.

     10.15 OTHER AGREEMENTS. Seller and Purchaser shall have entered into agreements providing for the continuation of all service, license, supply and other agreements and arrangements between Seller, its ultimate parent company or any of their respective Affiliates and the Business, other than with respect to back-office services, on terms reasonably acceptable to Purchaser and Seller. These arrangements will include, among other things, an agreement having a term of at least five years concerning the provision of technical services, products, distribution and licenses regarding industrial and SLI batteries to SJBC, a distribution agreement with Johnson Controls S.P.A., a license or sub-license of the Lemulsen patent and other trademark and technology license agreements. Seller and Purchase shall have also entered into the Transition Services Agreement referred to in Section 13.13.

     10.16 CHINA. If all conditions to Closing are satisfied other than conditions with respect to SJBC, then, notwithstanding anything contained in this Agreement to the contrary:

          (a) the Closing shall proceed as to all components of the Business other than SJBC;

          (b) all representations, warranties, covenants, conditions, indemnities and other provisions of this Agreement (and any other agreements entered into between Seller and Purchaser at the Closing) relating to SJBC shall continue in full force and effect until the consummation of the acquisition of SJBC by Purchaser (the "SJBC Closing"); provided, that either party may terminate the obligation of Purchaser and Seller to consummate the SJBC Closing if the SJBC Closing has not occurred on or prior to the close of business on November 23, 1999 or such other date as the parties may agree;

          (c) Purchaser, Seller and their respective Affiliates shall enter into all interim agreements reasonably necessary for the business of SJBC to continue being conducted as conducted on the date hereof, on terms reasonably agreeable to the parties;

          (d) on the Closing Date, the cash portion of the Purchase Price payable by Purchaser shall be $120 million, and the assets and liabilities of SJBC shall be excluded from the Reference Statement of Net Assets and the Closing Statement of Net Assets for the purpose of the post-closing adjustment pursuant to Article IV;

          (e) prior to the SJBC Closing, SJBC shall be permitted to manufacture, sell and distribute industrial batteries in China and elsewhere in the world as provided for in existing agreements between SJBC and Seller on behalf of the Business;

          (f) prior to the SJBC Closing, Seller shall not permit SJBC to make any dividends or distributions, and shall cause SJBC to apply all cash generated by the SJBC business in excess of normal operational needs to (i) capital expenditures required under the joint venture agreement of SJBC or otherwise approved by Purchaser and (ii) the repayment of third-party indebtedness and intercompany trade payables owing to Seller and its Affiliates;

          (g) no portion of the Purchase Price will be allocated to SJBC until after the SJBC Closing;

          (h) at the SJBC Closing, Purchaser shall pay the remaining $15 million cash portion of the initial Purchase Price to Seller, which shall be subject to adjustment as provided in Article IV based on a separate Closing Statement of Net Assets being prepared for SJBC;

          (i) at the SJBC Closing, the actions contemplated by Article V to have taken place at the Closing with respect to SJBC shall take place; and

          (j) on the SJBC Closing Date, the agreements and arrangements referred to in Section 10.15 with respect to the SJBC portion of the Business shall be entered into.

                                   ARTICLE XI
                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

     11.1 PERFORMANCE OF COVENANTS: Purchaser shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     11.2 REPRESENTATIONS AND WARRANTIES: The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes or developments contemplated by the terms of the Agreement, and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time); and Seller shall have received at the Closing a certificate of an officer of Purchaser, dated as of the Closing Date, to such effect.

     11.3 NOTICE OF BREACH: There shall not have been delivered by Purchaser Notices of Breach under Section 7.1 which set forth bona-fide claims for proposed adjustments to the Purchase Price which are greater in the aggregate than the Walkaway Amount.

     11.4 GOVERNMENT FILINGS: All applicable waiting periods (including any extensions thereof) required under the HSR Act and all equivalent laws and regulations which require filings to be made in respect of the Purchased Subsidiaries, shall have expired or been terminated, without the threat or initiation of legal action by the relevant government authority.

     11.5 AUTHORIZATION: All action necessary to authorize the execution, delivery and performance of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and Purchaser shall have full power and right to consummate the transactions contemplated hereby and thereby.

                                   ARTICLE XII
                                EMPLOYEE MATTERS

     12.1 SCOPE OF SECTION: This Article XII contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Seller employed in the Business (the "Employees"), and (b) employee benefit plans.

     12.2 EMPLOYMENT STATUS: Purchaser shall offer employment to all of the Employees who are Active Employees of the Business on the Closing Date (except those employees listed on Schedule 12.2, who shall be treated in the manner described in such Schedule); provided, however, any such offer of employment shall be contingent on the consummation of the Closing. Employees who are on an approved leave of absence and who have a right to return to work in the Business or whose employment is covered by a collective bargaining agreement and who are on layoff with a right under such agreement to return to work in the Business or who are on short-term (including pregnancy leave) or military leave are to be considered actively employed, but that Employees on long-term medical and/or workers compensation disability, and Employees whose employment has terminated or will terminate prior to the Closing Date are not to be considered actively employed. For the purposes of this Agreement (i) the terms "right to return to work", "short-term disability", "long-term disability", and "pregnancy leave" shall be construed in accordance with the personnel policies of the Business covering Employees as of the Closing Date (if applicable), and (ii) Employees who are actively employed in the Business on the Closing Date, as herein defined, shall be referred to as "Active Employees". Active Employees who affirmatively accept Purchaser's offer of employment are hereinafter collectively called "Transferred Employees" and all Employees who are not Transferred Employees are hereinafter collectively called "Retained Employees." Notwithstanding the foregoing, nothing herein shall be construed as to prevent Purchaser from terminating the employment of any Transferred Employee at any time after the Closing Date for any reason (or no reason). Subject to applicable law and to the terms of any collective bargaining agreement that Purchaser assumes or is required to assume as a result of this Agreement or under applicable law, as of the Closing Date, Purchaser shall offer employment to each Active Employee at a base salary level equivalent to his/her current base salary and shall provide employee benefits, including, without limitation, medical and dental benefits, which are comparable to those benefits provided generally by Purchaser to its employees who are not Transferred Employees. Notwithstanding the foregoing, the parties hereto acknowledge that, subject to the terms of any collectively bargaining agreement assumed by Purchaser under Section 12.8, Purchaser retains, in its sole discretion, the right to amend and/or terminate any or all of its employee benefit plans or programs from time to time. Seller shall deliver to Purchaser as of the Closing Date all personnel files relating to Transferred Employees.

     12.3 PRIOR SERVICE. With regard to non-represented Transferred Employees who performed at least one year of service with Seller prior to the Closing, Purchaser shall cause each employee benefit plan or compensation arrangement established, maintained or contributed to by Purchaser to grant any such Transferred Employee credit for all service with Seller for purposes of eligibility and vesting (and not for benefit accrual purposes) with respect to any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is intended to be qualified under Section 401(a) of the Code, and, to the extent consistent with Purchaser's plans and policies, for purposes of eligibility and determining the amount of any benefit with respect to any vacation program and any employee welfare benefit plan as defined in Section 3(1) of ERISA (including, without limitation, Purchaser's severance plans and policies in effect from time to time).

     12.4 VACATION. As of the Closing Date, Purchaser shall assume all obligations of Seller to Transferred Employees for any accrued vacation pay entitlement, provided that such obligations shall have been accrued on the Closing Statement of Net Assets.

     12.5 PENSION PLANS: The Johnson Controls Pension Plan (the "U. S. Salaried Pension Plan") covers substantially all current non-represented Employees of the Business who are employed in the United States. The Johnson Controls Pension Plan Battery Division Hourly Employees (the "U. S. Hourly Pension Plan") cover substantially all current represented Employees of the Business who are employed in the United States. Effective as of the Closing Date, all Active Employees of the Business who have completed at least one year of service as of the Closing Date (i) shall be vested in their accrued benefit earned through the Closing Date, and (ii) be eligible for a normal, early or deferred vested retirement benefit under the U. S. Salaried Pension Plan or the U. S. Hourly Pension Plan, as applicable, based upon such Employees having terminated employment with Seller on the Closing Date, and such Employee's age and years of service under the applicable plan as of that date. Distribution of the normal, early or deferred vested retirement benefit accrued by any Active Employee, including without limitation, the time of benefit payment and the form in which the benefit is payable, shall be determined in accordance with the applicable terms of the U. S. Salaried Pension Plan or U. S. Hourly Pension Plan.

     12.6 DEFINED CONTRIBUTION PLANS:

          (a) The accounts under the Johnson Controls Savings Plan of all Active Employees of the Business who participate in such Savings Plan on the Closing Date shall be fully vested as of the Closing Date and shall be distributable according to the terms of such plan. Seller acknowledges that on and after the Closing Date the account balances of such Active Employees shall be distributable from such Savings Plan in accordance with Section 401(k)(10) of the Code.

          (b) Purchaser shall permit any Transferred Employee who has an account balance under the Savings Plan (a "Participant") to rollover (whether by direct or indirect rollover, as selected by such Participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (as described below) or any combination thereof from the Savings Plan to a retirement plan maintained by Purchaser intended to qualify under Section 401(a) of the Code and which contains a cash or deferred feature under Section 401(k) of the Code ("Purchaser 401(k) Plan"). Purchaser 401(k) Plan shall not impose any waiting periods, service requirements or other limitations that would prohibit any Participant from rolling over an eligible rollover distribution from the Savings Plan into Purchaser 401(k) Plan. Seller and the Savings Plan shall not place any Participant's plan loan into default or declare a default with respect to any plan loan so long as such Participant transfers his or her account balance under the Savings Plan, together with the promissory note evidencing the plan loan, together with the applicable loan documentation, to Purchaser 401(k) Plan through a direct rollover. Such loan shall be assumed and continued by Purchaser 401(k) plan in a manner substantially similar to the Savings Plan. Purchaser shall amend Purchaser 401(k) Plan and Seller shall amend the Savings Plan to the extent necessary in order to effectuate the transactions contemplated under this Section 12.6. Seller and Purchaser shall cooperate with each other (and cause the trustees of the Savings Plan and Purchaser 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Participants.

     12.7 TAX-FREE SPENDING PLANS: The accounts under the Johnson Controls Tax-Free Spending Plan of all Active Employees who participate in such Spending Plan on the Closing Date, shall be available according to the terms of such plan for the reimbursement of eligible claims incurred while the Active Employee was covered under the plan.

     12.8 UNION CONTRACTS: Purchaser shall assume all collective bargaining agreements and union affiliations in effect with any Purchased Subsidiary. Purchaser acknowledges that at Closing it will become a successor employer under such collective bargaining agreements and/or union affiliations and agrees to assume, perform and discharge all obligations of Seller under such agreements upon Closing solely with respect to periods on and after the Closing Date. Seller acknowledges that it shall retain any and all obligations and liabilities relating to the Benefit Plans for Active Employees for periods prior to Closing whose employment is covered by a collective bargaining agreement and that Purchaser shall be entitled, under any such collective bargaining agreement, to offset any benefit offered to such represented Employees by the same type of benefit required to be paid to such represented Employees from any Benefit Plan in order to avoid duplication of benefits.

     12.9 WELFARE BENEFIT PLANS - INTERIM SERVICES: Seller agrees, as an accommodation to Purchaser, that Purchaser may elect at any time prior to Closing to have Seller continue to operate its 401(k), medical, dental, tax-free spending, life insurance and disability plans ("Welfare Benefits") for the benefit of the Transferred Employees during an interim period (the "Interim Period") commencing on the Closing Date, and ending, for such benefits, on the earlier of a date specified by Purchaser for such benefits or the first day of Purchaser's first fiscal quarter coinciding with the last day of or next following the end of the six (6) month period after the Closing Date; provided that Transferred Employees shall not be eligible for a matching contribution under Seller's 401(k) plan with respect to periods on and after the Closing Date. Notwithstanding the foregoing, Purchaser may elect to have Seller continue to provide Welfare Benefits to the Transferred Employees with or without 401(k) benefits. The purpose of this arrangement is to facilitate benefit coverage until Purchaser is able to establish successor plans for the Business. The parties agree that Purchaser is fully responsible for benefits which are payable after the Closing Date as the result of the continued operation of these plans for the Business. This Section 12.9 shall not be construed to impose upon Seller any liability or responsibility under Seller's or the Business plans except as expressly set forth in this Agreement. Notwithstanding the foregoing, Seller shall maintain and operate such Welfare Benefits in compliance with applicable law including, without limitation, ERISA and the Code. During the Interim Period such Welfare Benefits shall be provided to such Transferred Employees, new hires and their respective eligible dependents through the Seller's existing plans and shall be identical to the benefits afforded such individuals under Seller's applicable Welfare Benefit plans immediately prior to the Closing Date, subject to any general amendments or modifications made by the Seller to such Welfare Benefits. Solely with respect to the Transferred Employees, Purchaser agrees to pay Seller, or if so determined by Seller, any administrative representative of Seller, the premium rates and other direct costs actually payable or incurred under, or contributions made to, Seller's or the Business Welfare Benefit plans maintained by Seller under this Section 12.9 for the Transferred Employees plus any reasonable third party administrative service fees related to such premiums or direct costs as well as any reasonable and necessary related administrative and other expenses incurred by Seller for any such continued coverage thereunder.

     12.10 EMPLOYMENT AGREEMENTS. Prior to the Closing Date, Seller shall use its best efforts to cause the termination of all agreements, effective on the Closing, between any Employee and Seller which permits any such Employee to return to the employ of Seller within the two (2) year period following the Closing Date and Seller shall use its best efforts to obtain the consent of any such Employee to the termination. Purchaser will offer to each of those Employees the opportunity to enter into employment or severance agreements with Purchaser, effective as of the Closing Date, on mutually agreeable terms.

                                  ARTICLE XIII
                            OBLIGATIONS AFTER CLOSING

     13.1 ACCESS: In connection with any of the Retained Liabilities or any financial audit of Seller or any Claim, tax audit or other governmental investigation of Seller for any matter relating to any period prior to the Closing, or for any other reasonable and lawful purpose, Purchaser shall, upon request, permit Seller and its representatives to have access, at reasonable times during normal business hours and in a manner which is not unreasonably disruptive to the operations of Purchaser, to the Purchased Records and work papers, books and records of Purchaser relating to the Business. Purchaser shall maintain in an orderly manner, and shall not dispose of, the Purchased Records or such work papers, books and records during the six year period beginning with the Closing without Seller's consent. Following the expiration of such six-year period, Purchaser may dispose of the Purchased Records or such work papers, books and records at any time upon giving 90 days prior written notice to Seller, unless Seller agrees to take possession thereof within such 90 days at no expense to Purchaser.

     13.2 ALLOCATION OF TAXES:

          (a) All Taxes related to the Business accrued or accruable with respect to events occurring prior to the Closing Date shall be borne by Seller except as accrued on the Closing Statement of Net Assets. For this purpose, the Closing Date shall be treated as the last day of a taxable period, whether or not the taxable period in fact ends on such period. All Taxes related to the Business accrued or accruable with respect to events occurring after the close of business on the Closing Date will be borne by Purchaser.

          (b) Except as accrued on the Closing Statement of Net Assets, the real and personal property Taxes with respect to any Purchased Assets shall be prorated based on the ratio of number of days in the pre-Closing period to the number of days in the actual taxable period with respect to which Tax is assessed, irrespective of when such Taxes are due, become a lien or are assessed. Sales and use Taxes shall be deemed to accrue as property is purchased, sold, used or transferred. All other Taxes shall accrue in accordance with generally accepted accounting principles.

          (c) Purchaser and Seller shall each pay one-half of all transfer Taxes (including, without limitation, documentary, stamp gross receipts, registration, conveyance, excise, records and similar Taxes) arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

     13.3 TRANSITION SERVICES: For a reasonable period of time following the Closing, Seller agrees to provide to Purchaser such support services as may be required for the transition of the Business to Purchaser. The terms of such transition services shall be mutually agreed and set forth in a separate Transition Services Agreement to be executed as of the Closing Date.

     13.4 POST-CLOSING PAYMENTS: From and after the Closing Date, Purchaser shall pay and perform, as and when due, the Assumed Liabilities, and Seller shall pay and perform, as and when due, all liabilities and obligations relating to the Business other than Assumed Liabilities, regardless of whether such obligations or liabilities arise before or after the Closing.

     13.5 FURTHER ASSURANCES: From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Purchased Assets, and otherwise carry out the transactions contemplated by this Agreement.

     13.6 ORIFICE PASTING MACHINES. Purchaser shall not use the orifice pasting machines included in the Purchased Assets or acquired pursuant to the following sentence for the manufacture of starting, lighting or ignition batteries other than in China, and shall not dispose of such machines except in connection with a sale of its industrial battery business in which the purchaser agrees to be bound by the provisions of this sentence. Seller shall supply Purchaser from time to time after the Closing with such additional orifice pasting machines as Purchaser may request for a price equal to the manufacturer's price plus 10%.


                                   ARTICLE XIV
                                     NOTICES

     All notices, consents, approvals or other notifications required of the parties under this Agreement shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally-recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by either party in writing, and shall be deemed delivered (i) five business days after being sent by mail or (ii) when actually delivered if sent by mail, facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday).



                  (a)        If to Seller:
                             Johnson Controls, Inc.
                             5757 North Green Bay Avenue
                             Milwaukee, WI 53209
                             Attention: Vice President and General Counsel Facsimile # 414-228-2077

                  (b)        If to Purchaser or Parent:
                             C&D TECHNOLOGIES, INC.
                             1400  Union Meeting Road
                             Blue Bell, Pennsylvania 19422
                             Attention: Chairman
                             Facsimile # 215-619-7841

                             with a copy to:

                             Proskauer Rose LLP
                             1585 Broadway
                             New York, New York 10036
                             Attention: Steven L. Kirshenbaum, Esq.
                             Facsimile # 212-969-2900

                                   ARTICLE XV
                                FURTHER COVENANTS

     15.1 COOPERATION BY PURCHASER: In the event Seller is required to defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to the business or operations of the Business prior to the
Closing Date, Purchaser shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence as may reasonably be requested by Seller in connection with its defense. Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

     15.2 COOPERATION BY SELLER: In the event Purchaser is required to defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to a liability assumed or asset acquired by Purchaser pursuant to this Agreement relating to the business or operations of the Business, Seller shall provide such assistance and cooperation, including without limitation, witnesses and documentary or other evidence, as may reasonably be requested by Purchaser in connection with its defense. Purchaser shall reimburse Seller for its reasonable out-of-pocket expenses incurred in providing such assistance.

     15.3 COOPERATION ON TAX, ACCOUNTING AND OTHER MATTERS:

          (a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business as is reasonably necessary for the filing of any Return, for the preparation for any audit, for the prosecution or defense of any claim relating to any proposed adjustment with respect to Taxes, for year-end accounting requirements and any reports or documents to be filed with any regulatory agency or for any other reasonable purpose. Neither Purchaser nor Seller shall agree to settle or permit the settlement of any Tax liability or compromise any claims with respect to Taxes, which settlement or compromise may materially affect the liability for Taxes (or right to Tax benefits of the other party, without such other party's prior consent, which consent shall not be unreasonably withheld.

          (b) Purchaser and Seller agree to retain or cause to be retained all books and records pertinent to the Business (including the Returns, documents and records relating to the assets and properties of both) until the applicable period for assessment under applicable law (giving effect to any and all properly claimed and valid extensions or waivers) has expired, and to abide by or cause the compliance with all record retention agreements entered into with any governmental or taxing authority.

          (c) Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 15.3.

          (d) Purchaser shall have the right to timely prepare and file, and cause to be timely prepared and filed when due, any Tax return that is required to include the operations, ownership, assets or activities of the Purchased Subsidiaries for any period ending on or prior to the Closing Date to the extent such Tax returns are not filed as of the Closing Date.

          (e) Purchaser and Seller will, upon request, provide the other with all information that is required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     15.4 CONFIDENTIALITY:

          (a) Purchaser acknowledges that all information provided to any of it and its Affiliates, agents and representatives by Seller and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of Seller and Purchaser (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided, however, that Purchaser acknowledges that the Confidentiality Agreement shall terminate only with respect to information provided to any of Purchaser and its Affiliates, agents or representatives that relates primarily to the Business or otherwise is used in the ordinary course of business of the Business; and provided further, however, that Purchaser acknowledges that any and all information provided or made available to any of it and its Affiliates, agents and representatives by or on behalf of the Sellers (other than information relating primarily to Purchased Assets or the Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (b) Purchaser agrees that, after the Closing Date, Purchaser shall, and shall use all reasonable efforts to cause its directors, officers, employees, advisors and Affiliates to, keep the Seller Information (as defined below) confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 15.4. For purposes of this Agreement, the term "Seller Information" shall mean all information concerning the Seller or its Affiliates, including (A) any trade secrets, know-how and other confidential technical, business and financial information, other than information that relates primarily to the Business or the Purchased Assets or otherwise is used in the ordinary course of business of the Business and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 15.4(b).

          (c) Seller agrees that, after the Closing Date, Seller shall, and shall use all reasonable efforts to cause its directors, officers, employees, advisors and Affiliates to, keep the Purchaser Information (as defined below) confidential following the Closing Date, except that any such Purchaser Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 15.4. For purposes of this Agreement, the term "Purchaser Information" shall mean all information concerning the Business or the Purchaser or its Affiliates, including any trade secrets, know-how and other confidential technical business and financial information, other than information that is used in the ordinary course of business of Seller and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 15.4(c).

     15.5 COVENANT NOT TO COMPETE: (a) In consideration of the benefits to Seller hereunder and in order to induce Purchaser to enter into this Agreement, each Seller hereby covenants and agrees that for a period of five (5) years after the Closing Date, Seller shall not, and shall cause its majority owned Affiliates to not, directly or indirectly, anywhere in the world, engage in, conduct, manage, operate or control, or participate, in any manner whatsoever, in the ownership, management, operation or control of, any business which competes with the Business as it is conducted as of the Closing Date, except that this non-compete obligation shall not apply as follows:

          (b) The provisions of this Section 15.5 shall not preclude Seller from acquiring control of an entity which has as a portion of its business which competes with the Business (the "Competing Business"), but which primarily is engaged in other lines of business; provided further, however, that in the event Seller directly or indirectly acquires such a Competing Business during such period, then whatever entity has acquired such Competing Business shall (i) limit the competing Business solely to the production of competing products which the Competing Business was obligated to produce pursuant to contracts which were entered into prior to, and not in anticipation of such acquisition, it being understood and agreed that the Competing Business will not renew any such contract upon expiration of the term or any extended term in effect at the time of such acquisition and (ii) discontinue the Competing Business or dispose of the Competing Business to a non-affiliated entity within twelve (12) months of the date of such acquisition. Purchaser shall be offered the right to acquire the Competing Business prior to the time it is offered to any other person or entity; if Purchaser declines to acquire the Competing Business, Seller may then offer it for sale to other persons or entities on terms that are, in the aggregate, no more favorable to the acquirer of the Competing Entity than those that were offered to Purchaser.

          (c) The provisions of this Section 15.5 shall not preclude Seller from owning or participating in joint ventures in existence on the date hereof which continue to operate industrial battery businesses in India, Latin America or Mexico, in the same fashion as of the date hereof.

          (d) Buyer acknowledges that nothing hereunder precludes Seller's ability to develop, manufacture or sell batteries, including AGM batteries, for starting, lighting or ignition.

          (e) The parties  hereto  intend that the  covenant  contained  in this
Section 15.5 shall be deemed a series of separate covenants for each appropriate jurisdiction. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 15.5 on grounds that, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the least populous jurisdictions) which, if eliminated would permit the remaining separate covenants to be enforced in that proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 15.5.

     15.6 NON-SOLICITATION OF EMPLOYEES. Neither Seller, nor any of their respective Affiliates, shall directly or indirectly, for itself or on behalf of any other person, hire any employee of Purchaser or the Business or Parent, as the case may be, or any of their respective subsidiaries or induce or attempt to induce any such employee to leave his or her employment. Neither Purchaser, Parent nor the Business shall, directly or indirectly, for itself or on behalf of any other person, hire any employee of Seller's remaining Battery business, or induce or attempt to induce any such employee to leave his or her employment. These reciprocal objections shall continue for a period of three years from the date hereof, except as the parties may otherwise agree. The foregoing shall not apply to the making of general solicitations for employment (as opposed to the hiring of individuals recruited through general solicitations), or to employees who have not been employed by Parent or Seller, or any of their respective affiliates, as the case may be, for ninety (90) days.

     15.7 NON-SOLICITATION OR INTERFERENCE WITH CUSTOMERS AND SUPPLIERS. Neither Seller nor any of its Affiliates shall, directly or indirectly, for itself or on behalf of any other person, solicit, divert, take away or attempt to take away any of Purchaser's customers with respect to the Business or the patronage of any such customers with respect to the Business or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between Purchaser and any of such customers or contact or enter into any business transaction with any such customers or suppliers or other persons for any such purpose at any time within five (5) years from the date hereof.

     15.8 PRODUCT REPLACEMENT AND REPAIRS. Purchaser will honor all outstanding warranties and guaranties and other claims for replacements and repairs, relating to products or services of the Business shipped, sold or furnished by Seller prior to the Closing Date ("Warranty Claims"). A customer's rights under Warranty Claims shall be determined by Purchaser pursuant to the Seller's policies or contractual obligations relating to such customer as of the Closing Date. The cost of honoring Warranty Claims shall be computed at Purchaser's then generally prevailing labor rates and prices. Seller shall reimburse Purchaser, upon invoice, for the cost of all Warranty Claims in excess of the amount of the reserves specifically included therefor on the Closing Balance Sheet that are incurred within four years after the Closing Date for the Telcom product line. Purchaser shall be responsible for the cost of all other Warranty Claims.
Purchaser shall, upon request, provide Seller with reasonable documentation related to Warranty Claims for which reimbursement is sought hereunder.

     15.9 CERTAIN ACCOUNTS RECEIVABLE. If upon 120 calendar days after the Closing Date any accounts receivable included in the Purchased Assets remain uncollected and at least 60 days past due of their respective terms, Purchaser may assign such accounts receivable to Seller by written notice of such assignment to Seller specifying the accounts and amounts involved. Seller shall thereupon pay to Buyer in cash the face amount of such assigned accounts receivable within 10 calendar days. Both parties shall thereafter continue to cooperate in Seller's collection of such accounts receivable.

                                   ARTICLE XVI
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                               AND INDEMNIFICATION

     16.1 SURVIVAL:

     None of the representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing, except that the representation contained in Section 8.18 shall survive the Closing for a period lasting until the first anniversary of the Closing. Purchaser may not and shall not make any claim against Seller in respect of the representations and warranties contained in Section 8.1 through and including
Section 8.17 unless such breach was described in the Notice of Breach delivered by Purchaser to Seller prior to Closing in accordance with the provisions of
Section 7.1 hereof. To the extent any such breach is included in the Notice of Breach and the parties proceed to Closing notwithstanding their respective rights under Sections 10.2 and 11.3 hereof, then Seller shall indemnify Purchaser pursuant to the terms of Section 16.2 below. Nothing contained herein shall limit Claims with regard to Retained Liabilities or breaches of covenants or agreements, which shall be independent of Claims with regard to breaches of representations and warranties.

     16.2 INDEMNIFICATION BY SELLER:

          (a) From and after the Closing Date, Seller shall defend, indemnify and hold harmless Purchaser and its directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns from and against any and all loss, liability, damage or expense (including reasonable legal fees and expenses collectively "Losses"), which any of them incurs as a result of (i) a breach of any representation or warranty contained in Section 8.1 to and including Section 8.17 (without regard to materiality or Material Adverse Effect qualifications contained therein), provided such breach was included in the Notice of Breach delivered by Purchaser to Seller prior to Closing in accordance with the provisions of Section 7.1 hereof; (ii) a breach of the representation and warranty contained in Section 8.18; provided, that Purchaser was not aware of such breach and failed to give Seller timely notice thereof; (iii) any Retained Liabilities; and (iv) any breach of any covenant or agreement contained herein or in any other document executed and delivered at the Closing.

          (b) The amount of any Losses incurred by Purchaser shall be reduced as follows:

         (i) by the net amount Purchaser recovers (after deducting all attorneys' fees, expenses and other costs of recovery), from any insurer or other third party liable for such Losses; and

         (ii) where and to the extent the issue giving rise to any such Losses was specifically reserved for in the Closing Statement of Net Assets or gave rise to the payment of a post-closing adjustment amount as described in Section 4.4.

          (c) Purchaser shall be entitled to indemnification  under Section 16.2
(a)(i) only to the extent that the aggregate amount of such Losses (adjusted as provided in paragraph (b) of this Section 16.2) exceeds a deductible amount of $1.5 million (the "Indemnification Deductible"), in which event the Losses shall be the amount, if any, which exceeds the Indemnification Deductible, provided the aggregate amount payable in respect of indemnification under Section 16.2
(a)(i) shall not exceed the Walkaway Amount.

          (d) The indemnity provided in this Section 16.2 shall be the sole and exclusive remedy of Purchaser after the Closing Date with respect to any and all claims relating to the subject matter of this Agreement other than for fraud. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute law, ordinance, rule or regulation or otherwise except as otherwise provided under this Section 16.2 and for fraud.

     16.3 INDEMNIFICATION BY PURCHASER: Purchaser shall indemnify and hold harmless Seller and its directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns from and against any and all Losses which any of them may incur arising out of any Assumed Liabilities.

     16.4 INDEMNIFICATION PROCEDURE:

          (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the parties liable for such indemnification (each an "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). In all cases, such notice shall be given promptly, in accordance with the relevant provisions of the Agreement regarding notice; provided, that the failure of any Indemnitee to give notice as provided in this Section 16. 4 shall not relieve the Indemnitor of its obligations under this Article XVI unless such failure shall materially adversely affects the Indemnitor. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within 30 days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 16.4(b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended. To the extent the parties disagree as to whether any Losses are indemnifiable hereunder, such matters shall be resolved pursuant to Section
17.11 hereunder; provided, that during the pendency of any such dispute, the party seeking indemnification may defend the Loss for which indemnification is sought, and if it is determined that the Loss is one that is subject to indemnification, the Indemnitor shall be bound by all actions taken by the party seeking indemnification during the pendency of such dispute.

          (b) With respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have; provided, that the fees and expenses of counsel to Indemnitee shall be at the Indemnitee's own expense unless (a) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, demand, suit, action or proceeding, or (b) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor, or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained herein (in which case the Indemnitor, to the extent made necessary by such different or additional defense or other effects, shall not have the right to direct the defense of such claim, demand, suit, action or proceeding on behalf of the Indemnitee). So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, the expense of the Indemnitor, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, for the account of the Indemnitor to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof. The Indemnitor shall make no settlement without Indemnitee's consent of any claims which Indemnitor has undertaken to defend, unless (i) the Indemnitor fully indemnifies the Indemnitee for all Losses; (ii) the Indemnitee receives an unconditional release with respect to the facts underlying the claim; (iii) there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee; and (iv) the relief granted in connection therewith requires no action or inaction on the part of and has no other material effect on the Indemnitee.

                                  ARTICLE XVII
                                  MISCELLANEOUS

     17.1 BROKER COMPENSATION: Each of the parties hereto agrees to indemnify the other against and hold the other harmless from any and all liabilities (including, without limitation, cost of counsel fees in defending against such liabilities) for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, insofar as such claims shall be based on arrangements or agreements made or claimed to have been made by or on behalf of Seller or Purchaser, respectively. Seller shall pay the fee of Salomon Smith Barney Inc. for its services in connection with the transactions contemplated by this Agreement.

     17.2 BULK SALES ACT: Purchaser waives compliance by Seller with any bulk sales law which may be applicable to the transactions contemplated by this Agreement; provided, however that Seller agrees to indemnify Purchaser and hold it harmless from any loss, damage, liability, and expenses (including reasonable legal fees) resulting from such noncompliance.

     17.3 EXPENSES: Each of the parties hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Related Documents; provided, that Seller shall pay all expenses of the Business in connection with the transactions contemplated hereby.

     17.4 BINDING AGREEMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement without the prior written consent of the other party hereto, and in no event will any assignment relieve the assigning party of its obligations hereunder.

     17.5 ENTIRE AGREEMENT: This Agreement (including the Exhibits and Schedules hereto) (a) constitutes the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated hereby, (b) supersedes all prior negotiations and oral or written understandings, if any, and (c) may not be amended or supplemented except by an instrument in writing signed by both parties hereto. Neither party makes any representation or warranty except as provided herein. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

     17.6 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin.


     17.7 NO RIGHTS OF THIRD PARTIES: Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, no employee (whether former, current or future) of either Purchaser, Seller or any Purchased Subsidiary (or any beneficiary thereof) shall be treated as a third party beneficiary or have any rights or interests hereunder.

     17.8 COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17.9 HEADINGS; TABLE OF CONTENTS: The headings of the sections of this Agreement and the table of contents at the forepart of this Agreement are inserted for convenience only and shall not constitute a part hereof nor affect the rights of the parties hereto.

     17.10 TERMINATION:

          (a)  Termination  Events.  Anything  contained  herein to the contrary
notwithstanding,   this  Agreement  may  be  terminated  and  the   transactions
contemplated hereby abandoned under any of the following circumstances.

          (i) by the mutual written consent of Seller and Purchaser at any time prior to the Closing Date;

          (ii) by Seller if any of the conditions set forth in Article XI shall have become incapable of fulfillment at any time or are not fulfilled at Closing, and shall not have been waived by Seller;

          (iii) by Purchaser if any of the conditions set forth in Article X shall have become incapable of fulfillment at any time or are not fulfilled at Closing, and shall not have been waived by Purchaser;

          (iv) by either party at any time prior to the Closing Date, if Purchaser has, in good faith, sent a Notice of Breach to Seller informing Seller of (a) breaches of representations and warranties under Section 8.1-8.17 which total, in the aggregate, more than the Walkaway Amount, and the parties, after good faith discussions, are unable to reach a mutually agreeable resolution, or (b) breach of the representation and warranty contained in Section 8.18; or

          (v) by either party if the Closing has not occurred by the close of business on May 1, 1999.

          (b) Notice of Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to this Section 17.10, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

          (i) Purchaser shall return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller;

          (ii) all confidential information received by Purchaser with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

          (iii) this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 15.4 relating to the obligations of each of Purchaser and Seller to keep confidential certain information and data obtained by it, (ii) Section 7.5 relating to publicity, (iii) Section 17.3 relating to certain expenses, (iv)

          Section  17.1  relating to broker's  or  finder's  fees,  and (v) this
          Section 17.10. Nothing in this Section 17.10 shall be deemed to release any party from any liability for any breach by such of the terms and provisions of this Agreement, to impair the right of any party to compel specific performance by another party or its or their obligations under this Agreement, or to waive any rights of any party under law not otherwise waived in this Agreement.

     17.11 DISPUTE RESOLUTION.

          (a) Negotiation. In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement, the performance of obligations hereunder, or any other disputed matter, such matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, either Purchaser or Seller shall be free to exercise all remedies otherwise available to them.

          (b) Jurisdiction. Each of the parties agrees that any dispute, controversy or claim arising out of or in connection with this Agreement or any alleged breach hereof shall be referred to the Delaware Business Court pursuant to its rules and procedures. Either party may bring an action in such Court and the other party shall hereby be deemed to have consented to personal jurisdiction within the State of Delaware for such purpose and the jurisdiction of such Court and its rules, and hereby waives any defense to any such action based on the doctrine of forum non conveniens.

     17.12 REPRESENTATION BY COUNSEL; INTERPRETATION. The Seller and Purchaser acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

     17.13 KNOWLEDGE OF SELLER. The term "Knowledge" as used with respect to Seller in this Agreement means the actual knowledge after due inquiry of Seller's management employees who shall be defined as those employees listed on
Schedule 17.13.

     17.14 DOLLAR AMOUNTS. All dollar amounts referred to in this Agreement are in United States Dollars.

     17.15 PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title and risk of loss with respect to the Purchased Assets will not pass to Purchaser until the Purchased Assets are transferred at Closing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                          JOHNSON CONTROLS, INC.

                                          /s/ Keith Wandell


                                          BY President - JCBGI
                                            -------------------------
                                                   Title:

                                          C&D TECHNOLOGIES, INC.




                                          BY /s/ A. Weber
                                            -------------------------
                                                   Title: Chairman & CEO

                                          C&D ACQUISITION CORP.




                                           BY /s/ A. Weber
                                             -------------------------
                                                    Title:Chairman & CEO